EXHIBIT 10.69

LEASE

between

440 Route 22 LLC

as Landlord

and

AMARIN PHARMA, INC.

as Tenant

For Premises Located at

440 US Highway 22

Bridgewater, New Jersey

1

LEASE

THIS LEASE (this “Lease”) is made and dated as of the 5th day of February, 2019 by and between 440 Route 22 LLC, a New Jersey limited liability company, having an address at c/o Broad Real Estate Services, 910 East County Line Road, Suite 202A, Lakewood, New Jersey 08701 (“Landlord”), and Amarin Pharma, Inc., a Delaware corporation, having an address at 1430 Route 206, Bedminster, New Jersey 07921 (“Tenant”).

W I T N E S S E T H:

ARTICLE 1

BASIC DATA AND DEFINITIONS

Section 1.01.  Basic Data and Definitions.  The following sets forth basic data and, where appropriate, constitutes definitions of the terms hereinafter listed.

(a)	“Property”The land and building (the “Building”) having an address at 440 US Highway 22, Bridgewater, New Jersey 08807.

(b)

“Permitted Use”For executive, general and administrative offices, training and any other lawfully permitted use consistent with a Class A office building, all subject to applicable Laws (as such term is hereinafter defined), and for no other use or purpose whatsoever without the prior written consent of Landlord.

(c)

“Premises”Approximately 67,747 rentable square feet consisting of the entire third floor of the Building, as measured in accordance with the “Standard Method for Measuring Floor Area in Office Buildings”, ANSI/BOMA Z65.1-2017 published by the Building Owners and Managers Association and as cross-hatched on Exhibit A attached hereto and made a part hereof.

(d)	“Commencement
Date”	Upon delivery of the Premises to Tenant in the Delivery Condition (as hereinafter defined) anticipated to be on or about July 1, 2019.

(e)	“Term”One Hundred Thirty-Two (132) months, commencing on the Commencement Date and ending on the Expiration Date (as hereinafter defined).

(f)	“Expiration Date”The last of the One Hundred Thirty-Second (132nd) month after the Commencement Date.

(g)	“Lease Year”As defined in Section 2.02.

(h)	“Base Rent”

PERIOD	BASE ANNUAL RENT	BASE MONTHLY RENT
* Month 1 through Month 12	$1,693,675.00	$141,139.58
Month 13 through Month 24	$1,727,548.50	$143,962.38

Month 25 through Month 36	$1,761,422.00	$146,785.17
Month 37 through Month 48	$1,795,295.50	$149,607.96
Month 49 through Month 60	$1,829,169.00	$152,430.75
Month 61 through Month 72	$1,863,042.50	$155,253.54
Month 73 through Month 84	$1,896,916.00	$158,076.33
Month 85 through Month 96	$1,930,789.50	$160,899.13
Month 97 through Month 108	$1,964,663.00	$163,721.92
Month 109 through Month 120	$1,998,536.50	$166,544.71
Month 121 through Month 132	$2,032,410.00	$169,367.50

*  Notwithstanding anything contained herein to the contrary, provided Tenant is not then in default under the Lease beyond the expiration of any applicable cure period, Tenant shall be entitled to: (i) an abatement of rent against all Base Rent otherwise payable for the Premises for the first nine (9) months following the Commencement Date; (ii) an abatement of rent in the sum of $89,056.25 against the Base Rent otherwise payable for the Premises for Month 10 through Month 12; (iii) an abatement of rent in the sum of $90,837.38 against the Base Rent otherwise payable for the Premises for Month 13 through Month 15; (iv) an abatement of rent in the sum of $37,712.38 against the Base Rent otherwise payable for the Premises for Month 16 through Month 18; (v) an abatement of rent in the sum of $22,923.21 against the Base Rent otherwise payable for the Premises for Month 19 through Month 24; and (vi) an abatement of rent in the sum of $23,662.67 against the Base Rent otherwise payable for the Premises for Month 25 through Month 27. Tenant shall be responsible for all other sums and charges coming due and payable under this Lease during such period.  For the purpose of clarity, provided Tenant is entitled to abatements set forth above, the following table shall calculate the amount of rent due after deducting the applicable abatements:

PERIOD	BASE MONTHLY RENT	ABATEMENT AMOUNT	BASE RENT DUE AFTER ABATEMENT
Month 1 through Month 9	$141,139.58	$141,139.58	$0.00
Month 10 through Month 12	$141,139.58	$89,056.25	$52,083.33
Month 13 through Month 15	$143,962.38	$90,837.38	$53,125.00
Month 16 through Month 18	$143,962.38	$37,712.38	$106,250.00
Month 19 through Month 24	$143,962.38	$22,923.21	$121,039.17
Month 25 through Month 27	$146,785.17	$23,662.67	$123,122.50

(i)	“Security Deposit” $282,279.16

(j)	“Tenant’s Proportionate
Share”34%.

(k)	Renewal OptionsAs set forth in Section 2.04, Two (2) Five (5) year terms.

(l)	Right of First OfferAs set forth in Section 2.05.

(m)	Operating Expenses
Base YearAs set forth in Section 9.01, Base Year 2019.

(n)	Electricity chargeAs set forth in Section 10.01.

(o)	Overtime HVACAs set forth in Section 10.03.

ARTICLE 2

DEMISE, TERM

Section 2.01.  Demise.  Landlord hereby demises and leases to Tenant, and Tenant leases, rents, and agrees to accept from Landlord, the Premises, upon the terms and conditions set forth in this Lease.  The exterior walls and the roof (if applicable) of the Premises and/or to the bottom of the floor deck above the Premises, and the area beneath the Premises are not demised hereunder, and the use thereof, together with the right to locate, both vertically and horizontally, install, maintain, use, repair and replace columns, pipes, utility lines, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and structural elements leading through the Premises serving other parts of the Building, is reserved unto Landlord, so long as the same are located in and through the walls and ceilings of the Premises and do no reduce the rentable square footage of the Premises more than a de minimis amount.  Landlord reserves an easement above Tenant’s finished ceiling (if any) to the roof and/or to the bottom of the floor deck above the Premises, as applicable, for general access purposes and in connection with the exercise of Landlord’s other rights under this Lease.

Section 2.02.  Term and Lease Year.  The Term shall commence on the Commencement Date and, unless sooner terminated or extended as provided in this Lease, shall terminate on the Expiration Date.  The term “Lease Year” as used in this Lease shall mean the period of twelve (12) full calendar months commencing on the Commencement Date plus any partial month following the Commencement Date if the Commencement Date is not the first day of a month and each twelve (12) month period thereafter.  Notwithstanding anything to the contrary contained herein, subject to Tenant Delay and force majeure, in the event the Premises has not been delivered in the Delivery Condition within one hundred fifty (150) days following the receipt of full permits for Phase One of the Landlord’s Work including finishing schedules (the “Outside Delivery Date”), Landlord shall provide Tenant with one (1) day of additional abatement of Base Rent for the Premises for each day the Premises is not delivered in the Delivery Condition beyond the Outside Delivery Date.

Section 2.03.  Condition of Premises. Except for Landlord’s Work and except as otherwise expressly set forth herein, the Premises are leased to Tenant in their “as-is” condition with all faults and without representation or warranty by Landlord whatsoever, express or implied, as to the condition or suitably thereof or otherwise.

Section 2.04.  Renewal Option.  Provided that this Lease shall be in full force and effect and Tenant shall neither be in default hereunder after the expiration of the applicable notice or cure period at the time of its giving of notice of exercise nor on the commencement of the Renewal Term, Tenant shall have the option to renew this Lease (the “Renewal Option”) for two (2) additional periods of five (5) years each, commencing the day following the expiration of the initial Term (the “Renewal Term”) upon written notice to Landlord (“Tenant’s Exercise Notice”) on or before the date that is nine (9) months before the expiration of the Term.  Time is of the essence with respect to Tenant’s giving of such notice. Upon the commencement of each Renewal Term, Base Rent for such Renewal Term shall be equal to Ninety-Five percent (95%) of the Fair Market Rent for a similar property in the Bridgewater, New Jersey market. Upon Tenant’s exercise of the Renewal Option, all references in this Lease to the Term hereof shall be deemed to mean the Term as so extended, except where expressly otherwise provided. For the purpose of this Section 2.04, “Fair Market Rent” shall mean the prevailing market rental rate for the Premises as of the first day of the applicable Renewal Term. If Landlord and Tenant cannot agree in writing upon the Fair Market Rent for the Premises within sixty (60) days of the delivery of Tenant’s Exercise Notice, then the Fair Market Rent will be determined pursuant to “baseball arbitration”, as follows:

(i)  Landlord and Tenant shall each simultaneously present to the other party their final determinations of the prevailing market rate (the “Final Offers”) no later than sixty (60) days after the delivery of Tenant’s Exercise Notice. If the such rate as determined by the lower of the two (2) proposed Final Offers is not more than five percent (5%) below the higher, then such rate shall be determined by averaging the two (2) Final Offers.

(ii)  If the difference between the lower of the two (2) proposed Final Offers is more than five percent (5%) below the higher, then within fifteen (15) days after each party has presented its Final Offer, the parties shall endeavor to select a mutually acceptable arbitrator (the “Arbitrator”), who shall be a qualified and impartial person licensed in the State of New Jersey as a commercial real estate leasing broker with at least ten (10) years of experience in the leasing of retail space comparable to the Premises in Somerset County, New Jersey.  If Landlord and Tenant are unable to agree on the Arbitrator, either party, by giving ten (10) days' notice to the other party, can apply either to the New Jersey State Association of Realtors or to a Judge of the Superior Court of the County of Somerset for the selection of an arbitrator meeting the qualifications stated in this paragraph. The Arbitrator, however selected, shall be a person who has not previously acted in any capacity for either party. Each of the parties shall bear one-half of the cost of the Arbitrator and any fees of the court. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii)  The Arbitrator shall, after due consideration of the factors to be taken into account in determining the fair market rental rate for the Premises (and considered as though the Premises were vacant and unleased), and hearing whatever evidence the arbitrator deems appropriate from Landlord, Tenant and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the prevailing market rate for the Premises as of the first day of the applicable Renewal Term (the “Arbitrator's Initial Determination”) and thereafter select either Landlord's Final Offer or the Tenant's Final Offer, but no other, whichever is closest to the Arbitrator's Initial Determination (the “Final Determination”), such determination to be made within thirty (30) days after the appointment of the Arbitrator.  The Arbitrator's Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Landlord and Tenant within said thirty (30) day period. The Arbitrator shall have no right or ability to determine the prevailing market rate in any other manner. The Final Determination shall be binding upon the parties hereto and shall be used to determine the Base Rent for the commencement of each Renewal Term.

Section 2.05.  Right of First Offer.  Subject to the rights of existing tenants as more particularly set forth on Schedule 2.05 attached hereto, Landlord hereby grants Tenant a right of first offer (“ROFO”) to lease space on the second (2nd) floor of the Building (the “ROFO Space”) if either (i) the ROFO Space first becomes available after the commencement of this Lease, or (ii) if ROFO Space that is vacant at commencement (or any portion thereof) becomes subject to an existing proposal from another tenant or perspective tenant which bona fide offer Landlord wishes to accept (“Existing Proposal”), as set forth below:

(a) If the ROFO Space first becomes available after the commencement of this Lease and there is not an Existing Proposal, Landlord shall give Tenant written notice to Tenant at such time as the ROFO Space becomes available for lease (such notice, “Landlord’s ROFO Notice”). Tenant shall have a period of two (2) business days from the date of Tenant’s receipt of the Landlord's ROFO Notice to give notice to Landlord that it desires to negotiate to lease all of the ROFO Space that is becoming available for lease.  Except for the economic terms, Landlord and Tenant shall thereafter enter into a lease amendment for the ROFO Space upon the same terms as those found in this Lease; provided, however, the term for the ROFO Space shall be coterminous with the Term of this Lease, so long as there is at least five (5) years remaining in the Term, otherwise the Term of the Lease shall be extended such that the

ROFO Space and the Premises are leased for a term no less than five (5) years.  Once Tenant has provided Landlord with notice that it desires to negotiate to lease all of the ROFO Space that is becoming available, the parties shall thereafter negotiate in good faith those outstanding economic terms for the ROFO Space.  In the event the parties are unable to negotiate such economic terms within a fifteen (15) day period, Tenant shall be entitled to rescind its notice to Landlord of its intention to negotiate to lease the ROFO Space and Landlord shall be entitled to lease all or such portion of the ROFO Space to any third party on any terms as Landlord shall see fit.  If Tenant has not given notice to Landlord of its desire to negotiate within such two (2) business day period, or if Landlord and Tenant have not entered into a lease or lease amendment for all of the ROFO space becoming available within thirty (30) days of the determination by the parties of the economic terms for the ROFO Space, then Landlord shall thereafter be free to lease all or such portion of the ROFO Space to any third party on any terms as Landlord shall see fit; provided, however, in the event the ROFO Space becomes available again during the Term (as may be extended), Tenant shall be entitled to an additional Landlord’s ROFO Notice at such time as the ROFO Space becomes available thereafter in accordance with the terms and conditions of this Section 2.05.

(b)If the ROFO Space first becomes available after the commencement of this Lease and there is an Existing Proposal, or if ROFO Space that is vacant at commencement or any portion thereof becomes subject to an Existing Proposal, Landlord shall include the Existing Proposal along with Landlord’s ROFO Notice, and Tenant’s ROFO shall be limited to match the terms of the Existing Proposal. If Tenant has not given notice to Landlord of its desire to negotiate within such two (2) business day period, or, having given such notice, Landlord and Tenant have not entered into a lease or lease amendment for all or such portion of the ROFO space within thirty (30) days of the giving of Tenant’s notice of its desire to negotiate, then Landlord shall thereafter be free to lease the all or such portion of the ROFO Space to any third party on any terms as Landlord shall see fit; provided, however, in the event both (i) Landlord has not leased the ROFO Space subject to the Existing Proposal within sixty (60) days following Tenant’s receipt of Landlord’s ROFO Notice, and (ii) Landlord is not in active negotiations for the ROFO Space subject to the Existing Proposal, then Tenant shall be entitled to an additional Landlord’s ROFO Notice for such ROFO Space.

(c)In the event Landlord desires to market any available ROFO Space that is vacant as of the commencement of this Lease, but does not yet have an Existing Proposal, Landlord shall be obligated to provide Tenant with the terms upon which Landlord desires to market the ROFO Space (such notice, “Landlord’s Initial Offering”), and Tenant shall have two (2) business days to provide Landlord with notice of Tenant’s intention to negotiate to lease such ROFO Space.  If Tenant has not given notice to Landlord of its intention to negotiate to lease such ROFO Space within such two (2) business day period, Landlord shall thereafter be free to lease all or such portion of the ROFO Space to any third party on any terms as Landlord shall see fit; provided, however, in the event an Existing Proposal is received, Tenant shall continue to have those rights as set forth in Section 2.05(b) above.  Notwithstanding anything to the contrary contained herein, the parties hereby agree that Landlord may deliver the Landlord’s ROFO Notice or Landlord’s Initial Offering, as applicable, by email to the following email addresses: donna.pasek@amarincorp.com; michael.kalb@amarincorp.com (or such other email addresses as Tenant shall designate by notice given in accordance with Section 32.09) with the words “LANDLORD’S ROFO NOTICE” or “LANDLORD’S INITIAL OFFERING”, as applicable, in bold all-caps in the subject line of the email.  Tenant shall be entitled to provide Landlord with Tenant’s response in reply to such email, all in accordance with this Section 2.05, and no additional written Notice shall be required by either Landlord or Tenant in order to effectuate the rights of either party under this Section 2.05.

ARTICLE 3

RENTAL

Section 3.01.  Rental.     The rents reserved under this Lease (collectively, the “Rental”), shall consist of Base Rent and all other sums as shall become due and payable by Tenant to Landlord under this

Lease (collectively, “Additional Rent”).  Tenant shall pay the Rental to Landlord at Landlord’s address first set forth hereinabove, or at such other place as Landlord may designate in writing from time to time, without any deduction, reduction, recoupment or set-off whatsoever and, except as otherwise expressly provided hereunder, without any statement whatsoever. If mailed, payment of all Rental shall be mailed in sufficient time and with adequate postage to be received by Landlord not later than the date due.

Section 3.02.  Late Charge.    If Tenant shall fail to pay when due any Rental within ten (10) days of the date due and payable, Tenant shall pay to Landlord, as Additional Rent, a late charge equal to five (5%) percent of the unpaid Rental, as an agreed and liquidated amount as compensation for Landlord’s additional administrative expenses relating to such late payment; provided, however, Tenant shall be entitled to a grace period of up to Five (5) days following written notice from Landlord to Tenant of such late payment for the first late payment of Rental in a calendar year.  The provisions of this Section 3.02 is in addition to any other remedies available to Landlord with respect to non-payment of Rental.

ARTICLE 4

BASE RENT

Section 4.01.  Base Rent.     Commencing on the Commencement Date and continuing thereafter on the first day of each month throughout the Term, as and for its base rent (“Base Rent”) and subject to any abatements expressly set forth herein, Tenant shall pay to Landlord, in advance, without any notice or demand therefor, Base Rent set forth in the schedule set forth in Section 1.01(h). Base Rent shall be prorated on the basis of a thirty (30) day month for any partial month during the Term.  Payment of the first month’s Base Rent is due upon the execution of this Lease.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6

LANDLORD’S WORK

Section 6.01. Landlord’s Plans.   Landlord’s Work shall be completed in two phases: (i) the first phase shall include approximately 50,000 rentable square feet (“Phase One”); and (ii) the second phase shall include the remaining approximately 17,747 rentable square feet (“Phase Two”). No later than thirty (30) days after the date of this Lease, Landlord shall cause Kimmerle Newman Architects (the “Architect”) to prepare and submit to Landlord construction drawings and specifications (“Construction Plans”) for the buildout of the Premises (“Landlord’s Work”) in accordance with the Phase One floor plans attached hereto as Exhibit B (the “Phase One Floor Plans”) and based on the Building Standards attached hereto as Exhibit B-1. During the Term of the Lease, Tenant may request that Landlord provide Construction Plans for the Landlord’s Work in accordance with the Phase Two plans attached hereto as Exhibit C (the “Phase Two Floor Plans”; the Phase One Floor Plans together with the Phase Two Floor Plans, the “Floor Plans”). With regard to both Phase One and Phase Two, the Construction Plans shall be subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed so long as the same is consistent with the Phase One Floor Plans and Phase Two Floor Plans, as applicable. Tenant shall provide its written approval, or written denial together with specifications of all reasonable changes which would result in approval, within ten (10) business days of its receipt of the Construction Plans, failing which such Construction Plans shall be deemed approved by Tenant. In the event that Tenant timely submits its reasonably requested changes to the Construction Plans in accordance with the Floor Plans and Landlord approves of such changes, Landlord shall cause the Architect to make such changes and shall submit such revised Construction Plans to Tenant for its approval, not to be unreasonably withheld, conditioned or delayed. Tenant shall provide its written approval, or written denial together with specifications of all reasonable changes which would result in approval, within three (3) business days of its receipt of the revised Construction Plans, failing which such revised Construction Plans shall be deemed approved by Tenant. The foregoing process shall be repeated until the construction drawings have been approved (or deemed approved) by Tenant. The Construction Plans as approved or deemed approved by the parties are hereinafter referred to as the “Approved Construction Plans”.  Notwithstanding anything to the contrary contained herein, the parties hereby agree that Landlord, as part of Phase One of Landlord’s Work, shall complete the restroom renovations on the third (3rd) floor.  The design of such bathrooms shall be similar to that completed on the first (1st) floor of the Building, with the exception of adding hands free faucets, paper towel and soap dispensers.  The design will not be included on the Phase One Floor Plans nor the Exhibit B-1 Building Standards, but shall be completed as part of Phase One of Landlord’s Work.

Section 6.02. Costs and Allowance. Landlord and Tenant acknowledge that the costs of designing and performing Landlord’s Work (including, without limitation, all soft and hard costs) shall be at Landlord’s sole cost and expense. Notwithstanding the foregoing, any costs relating to the performance of Landlord’s Work related to Change Orders (as hereinafter defined) shall be Tenant’s responsibility. For the avoidance of doubt, Landlord and Tenant acknowledge that it is the parties intention that the total cost for which Landlord is responsible for the Landlord’s Work for Phase Two shall be the same approximate cost on a per square foot basis as Landlord’s Work being completed for Phase One.

Section 6.03. Change Orders. If after the Construction Plans have been approved (or deemed approved), Tenant requests any revisions to the Approved Construction Plans and Landlord approves the revisions, Landlord shall cause Architect to revise the Construction Plans.  After completion of the revisions, Landlord shall obtain from Landlord’s contractor and deliver to Tenant (a) an itemization of the increased cost (if any) in the Landlord’s Work resulting from such revisions to the Construction Plans, and (b) a reasonable estimate of the delay (if any) in the completion of the Landlord’s Work resulting from such revisions to the Construction Plans.  Tenant, within three (3) business days of receiving such itemization, shall notify Landlord in writing whether it desires to proceed with such revisions.  In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revisions.  Any actual delay in completion of Landlord’s Work resulting from any revision or requested revision to the Construction Plans shall be deemed a Tenant Delay.  If such revisions result in an increase in the cost of the Landlord’s Work in accordance with the foregoing, such increased costs, plus any applicable state sales or use tax thereon (collectively, the “Change Order Costs”), shall be payable by Tenant upon Landlord’s presentation of invoices therefor and as a condition to Landlord performing such Change Orders.  In the event the Landlord performs any Change Orders before receiving payment from Tenant, and if Tenant fails to pay for the Change Order Costs within thirty (30) days of Landlord’s written demand (including reasonable backup for such Change Order Costs), then such Change Order Costs shall accrue interest at the Default Rate (as hereinafter defined) from the expiration of such thirty (30) day period until the date paid. Notwithstanding anything herein to the contrary, all revisions to the Construction Plans shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, delayed or conditioned.  As used herein, “Change Orders” mean, collectively, any requested revisions to the Construction Plans and, if approved, corresponding changes to the Landlord’s Work, as applicable.

Section 6.04. Tenant’s Cooperation.  Tenant agrees to fully cooperate with Landlord in order to enable Landlord’s Work to be performed in a timely manner.  Notwithstanding anything herein to the contrary, any delay in the completion of Landlord’s Work or inconvenience suffered by Landlord during the performance of Landlord’s Work due solely as a result of a Tenant Delay shall not delay the Commencement Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

Section 6.05. Tenant Delay.  The term “Tenant Delay” shall mean any actual delay in the completion of the Landlord’s Work by reason of any act or neglect, failure or omission (where there is a duty to act) of Tenant, its members, agents, servants, employees, contractors or subcontractors, or in the performance of Tenant's obligations under this Lease, including, but not limited to:

(i)	Any delay due to Tenant’s failure to meet any Tenant performance deadlines set forth in this Lease;

(ii)	Any delay due to Change Orders requested by Tenant, regardless of whether or not such Change Order was approved by Landlord;

(iii)	Any interference by Tenant or any of its members, agents, servants, employees, contractors or subcontractors with the completion of Landlord’s Work;

(iv)	Tenant’s failure to pay when due the Change Order Costs;

(v)

Any delay of Tenant in making choices that need to be made by Tenant, if and to the extent applicable, which extend beyond either the time period specified in this Lease, or, in the event no time period is specified for such a decision, beyond three (3) business days following Landlord’s proposal thereof to Tenant, if any (and in the event of such failure, then, in addition to such failure constituting a Tenant Delay, Landlord shall have the right to perform Landlord’s Work with the inclusion of the particular specifications and choices as Landlord reasonably selects, and Tenant shall be deemed to have selected such specifications and choices); and

(vi)	Any default of Tenant under this Lease beyond applicable notice and cure periods.

Notwithstanding anything to the contrary contained in the Lease, upon the occurrence of a Tenant Delay, the Commencement Date shall be accelerated and shall be deemed to occur on the date when the Premises would have been ready for delivery as required herein but for such Tenant Delay.  Notwithstanding anything to the contrary contained herein, except where a Tenant Delay arises from Tenant’s failure to timely act on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (y) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice, which may be provided by email to the following email addresses donna.pasek@amarincorp.com; michael.kalb@amarincorp.com; and Lori.Stanton@am.jll.com (the “Tenant Delay Notice”) advising Tenant (i) that a Tenant Delay is occurring, and (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (z) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.  Such Tenant Delay Notice, if given by email shall include the following in the subject line in ALL CAPS: “REGARDING TENANT DELAY”.  For the avoidance of doubt, Landlord shall be entitled to claim a Tenant Delay from the day the Tenant Delay Notice is delivered to Tenant in accordance with this Section 6.05.

Section 6.06. Delivery Condition.  Landlord shall cause Landlord’s Work to be constructed in compliance with applicable Laws and building code requirements, and in a good and workmanlike manner. Upon the Commencement Date, Landlord shall deliver the Premises in broom clean condition, with all mechanical systems, bathrooms, entrances, sidewalks, roof, and structure in good working order. As used in this Lease, the term “Delivery Condition” means the substantial completion of Landlord’s Work. Landlord’s Work shall be deemed substantially complete when it is completed in accordance with this Lease, except for minor details of construction, decoration and mechanical adjustments to be performed by Landlord, the noncompletion of which does not materially interfere with Tenant’s performance of its Tenant Work (as hereinafter defined). Upon notification by Landlord after the substantial completion of Landlord’s Work, Landlord and Tenant shall schedule a pre-occupancy inspection of the Premises at which time a punchlist of outstanding items, if any, shall be completed.  Within a reasonable time thereafter, Landlord shall complete the punchlist items to Tenant’s reasonable satisfaction. Tenant’s acceptance of the Premises shall be deemed to be an acceptance of the satisfactory completion of Landlord’s Work, subject only to Landlord’s completion of the punchlist items identified by Tenant in writing during such inspection. Landlord does not warrant Landlord’s Work whatsoever. Notwithstanding anything to the contrary contained herein, provided, and upon condition that Tenant shall give written notice to Landlord of such defect, Landlord shall warranty the Landlord’s Work for (i) ninety (90) days from the date on which Tenant takes possession of the Premises as to patent defects; and (ii) one (1) year from the date on which Tenant takes possession of the Premises as to latent defects. To the extent any components of Landlord’s Work are covered by a manufacturer’s or contractor’s warranty running to Landlord’s benefit, Landlord shall use reasonable efforts to enforce the terms of such warranty such that Tenant receives the benefit thereof.

Section 6.07. Tenant’s Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Landlord’s Work as set forth in the approved Construction Plans including, without limitation, all computer systems, cabling, telephone systems, telecommunications systems, fixtures, furnishings, furniture and equipment (collectively, the “Tenant Work”) will be designed, furnished and installed by Tenant at Tenant’s sole expense and shall be deemed Tenant’s Changes (as such term is defined in Article 12) and shall be subject to the terms of Article 12. Tenant shall ensure that Tenant’s Work shall not exceed the floor load of the Premises.

Section 6.08.Early Access.  Concurrent with Landlord performing Landlord’s finish work, but no later than four (4) weeks prior to the estimated Commencement Date, provided that Tenant shall not interfere with Landlord’s Work, Landlord shall permit Tenant to enter the Premises and Common Areas, if necessary, in order to commence installing its equipment, racking system, cabling, wiring, fixtures, and furniture, subject to Tenant obtaining, at Tenant's sole cost and expense, all permits in connection with the installation thereof.  With respect to such early access, all provisions of this Lease shall then be in full force and effect, specifically including, but not limited to, Articles 7 and 14 hereof (excluding however, Tenant's obligation to pay Base Rent or Additional Rent, including electricity).

ARTICLE 7

USE AND OPERATION OF THE PREMISES

Section 7.01.   Use.    Tenant shall use the Premises for the Permitted Use and for no other use or purpose whatsoever.  Tenant shall have access to the Premises, Building, and parking lot, 24 hours per day, 7 days per week, 52 weeks per year.

Section 7.02.  Compliance With Laws.  Subject to Landlord’s obligation to deliver the Premises in compliance with all applicable Laws, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future laws, statutes, ordinances, codes, rules and regulations of any governmental or quasi-governmental authority having jurisdictions over the Premises (collectively, “Laws”) affecting or applicable to (i) Tenant’s manner of use of the Premises (as opposed to general office, administrative or training purposes) or Tenant’s Changes (as defined in Article 12), or (ii) Tenant’s business conducted on the Premises, whether or not any such Laws are foreseen or unforeseen, ordinary or extraordinary, or shall interfere with the use and enjoyment of the Premises; provided, however, that such compliance shall be required by virtue of Tenant’s manner of use of the Premises (as opposed to general office, administrative or training purposes) or Tenant’s Changes.   Upon Landlord’s written request, Tenant shall deliver to Landlord true and complete copies of any and all permits, licenses and/or certificates required for the lawful conduct of Tenant’s business in the Premises. Notwithstanding the foregoing or anything contained herein to the contrary, Landlord shall be responsible for compliance with the ADA and all Laws regarding accessibility to the Premises.  Landlord hereby represents that the Building meets all current ADA standards and requirements as of the date of this Lease.

Section 7.03.  Compliance With Insurance Requirements.  Other than Landlord’s Work as set forth in Section 6.01, Tenant, at Tenant’s sole cost and expense, shall comply with any and all provisions, recommendations and requirements of (i) any national or local Board of Fire Underwriters (or other similar body) having jurisdiction over any part of the Premises and (ii) any insurance policy(ies) covering or applicable to the Premises or Building and any issuer(s) of such insurance policy(ies) (collectively, “Insurance Requirements”); provided, however, that such Insurance Requirements relate to Tenant’s manner of use of the Premises not otherwise allowed under the Permitted Use or Tenant’s Changes.

Section 7.04.  Manner of Use.    In no event shall the Premises or any portion thereof be used:  (i) in violation of any Laws, Insurance Requirements or the certificate of occupancy or other licenses or certificates covering the Premises; (ii) in a manner which creates or permits a nuisance or trespass; (iii) in a manner which produces, reproduces, or transmits sounds audible outside the Premises; (iv) in a manner which obstructs or encumbers the Common Areas (as hereinafter defined); (v) in a hazardous  manner; (vi) in a manner which exceeds the floor load which such floor was designed, or is permitted by Laws, to carry; (vii) to display or operate vending machines or coin or token operated amusement devices except for employees’ use only; (viii) in any manner which causes or permits any noise, odors, fumes, dust or vapors to emanate or to be dispelled from the Premises; provided, however, nothing in this Section 7.04 is intended to prohibit Tenant from using the Premises for the Permitted Use.

Section 7.05.     Hazardous Substances.    (a)Tenant shall not engage in operations at the Premises which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any “hazardous substance” or “hazardous waste” as such terms are defined under the Industrial Site Recovery Act,  N.J.S.A. 13"1K-6 et seq. (West Supp. 1989) (“ISRA”), or of “hazardous substances” as defined in section 101 (14) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 (14), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”).

(b)Upon written request of Landlord, Tenant shall cooperate with Landlord in obtaining evidence of compliance with ISRA or with any other law, regulation, or order of any governmental authority, which cooperation shall include, without limitation, providing affidavits, reports or responses to questions.

(c)Tenant represents that its North American Industrial Classification System (“NAICS”) number, as designated in the Standard Classification Manual prepared by the Office of Management and Budget, Executive Office of the President of the United States, is 32541.  Tenant recognizes that for purposes of ISRA, Tenant will acquire the NAICS number of any entity for which it provides all or substantially all of its services or products.

(d)Tenant represents and warrants that the specific activities intended to be conducted on the Premises are in accordance with provisions in this Section 7.05 and will not constitute an Industrial Establishment subject to the requirements of ISRA.

(e)Tenant further covenants that from and after the Commencement Date it will not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part, the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping on or about the Premises of any “hazardous substance” as such term is defined in N.J.S.A. 58:10-23.11b (k) and N.J.A.C. 7:1-3.3).

(f)If Tenant, in violation of the foregoing covenants, ever causes through an act or omission of Tenant or anyone claiming by, through or under Tenant, the Premises to become an Industrial Establishment, then Tenant shall:

(i)indemnify, defend and hold harmless Landlord, its successors and assigns, and any partner and any other agent or employee of Landlord, or its successors or assigns (collectively, the “Indemnified Parties”), from and against any and all claims, demands, actions, causes of actions, suits, judgments, damages, losses, liabilities, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) (collectively, “Liabilities”) resulting from, arising out of, or in any way connected with injury to or the death of any person (including any Indemnified Party) or physical damage to property of any kind wherever located and by whomever owned (including any Indemnified Party) arising out of or in any way connected with the presence on, in or under the Premises of any asbestos, polychlorinated biphenyls (PCB's) or any “hazardous substance” or “hazardous waste” as such terms are defined by ISRA, CERCLA or the Spill Act (as hereinafter defined) or of any other hazardous, toxic or polluting substance or material; and

(ii)at its expense, comply with all applicable requirements of ISRA pertaining to the transfer or closure of an Industrial Establishment.  Without limitation of the foregoing, Tenant understands that is obligations might include (1) the proper filing of an initial notice to the New Jersey Department of Environmental Protection (the “DEP”), (2) the performance of any soil, groundwater and surface water sampling and test required by the DEP, and (3) either the filing of a “negative declaration” with the DEP or the performance of a proper and approved cleanup plan to the satisfaction of the DEP. Further, in the event Landlord enters into an agreement to sell the Premises at any time during the Term, Tenant will, upon request, and at Landlord's expense, furnish to Landlord such statements, affidavits and information as Landlord may require in order to file an initial notice and thereafter obtain a negative declaration.  In the event that the DEP requires the implementation of a cleanup plan prior to issuance of a negative declaration, which plan is required due to Tenant's operations at the Premises, then Tenant shall bear the cost implementation of the cleanup plan.

(g)Tenant shall not operate a “major facility” at the Premises within the meaning of the New Jersey Spill Compensation and Control Act (the “Spill Act”), N.J.S.A. 58:10-23.11 to 58:10-23.11z (West 1982 and Supp. 1989) as such law may be amended from time to time.  Tenant has no knowledge of any lien imposed upon its revenues, real or personal property pursuant to Section 7 (f) of the Spill ACT, N.J.S.A. 58:10-23.11f (f) (West Supp. 1989), as such section may be amended from time to time, and Tenant has no actual or constructive knowledge of any circumstances which might lead to the imposition of such a lien.

(h)In the event of Tenant's failure to comply in full with this Section 7.05, Landlord may, at is option, perform any and all of Tenant's obligations as aforesaid and all reasonable costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable upon demand.

(i)Except to the extent caused by the actions of Tenant or its agents, employees or contractors, Landlord will indemnify, defend and hold Tenant harmless from all losses, damages and expense incurred by Tenant as a result of any Hazardous Substances that have been released or emitted within the Property prior to Tenant’s access, occupancy, or possession of the Premises. Landlord represents that there are no environmental violations in or around the Building that pose a present danger to health, life or safety including, but not limited to, the presence of asbestos, radon, PCBs and mold.

(j)This Section 7.05 shall survive the expiration or some determination of this Lease.

ARTICLE 8

COMMON AREA

Section 8.01.  Non-exclusive License.    Tenant, its employees, agents, contractors and invitees, shall have a non-exclusive license, in common with other tenants of the Building and their employees,

agents and invitees, to use the parking areas (subject to the conditions set forth herein) and any areas which may from time to time be made available for the joint use of tenants of the Property (“Common Area”), for their intended purposes.  Landlord does not warrant the continuing layout or configuration of the Property (including the Common Area), and Landlord shall have the unrestricted right to construct from time to time additional improvements on the Building or increase, reduce, eliminate, relocate or change the size, dimensions, design, configuration or location of any or all of the Common Area (including, without limitation, the parking area) or other improvements in the Building in any manner whatsoever. Landlord represents that the following improvements to the Building in which the Premises is located are anticipated to be completed in the first quarter of the 2020 calendar year:

•	Common conference space,
•	Fitness facilities.

Notwithstanding anything to the contrary contained herein, the parties acknowledge that the operation of the café at the Building was a significant inducement to Tenant entering into this Lease and it is the intention of the Landlord to operate the café and/or some other appropriate active food service during the entire Term of this Lease.  In the event (i) the café in the Building is operating at a net loss for a period longer than six (6) months, and (ii) Landlord intends to stop the operation of the café for more than a temporary period or as the result of a casualty, Landlord shall provide Tenant with at least ninety (90) days advance notice of Landlord’s intention to terminate the operation of the café.  In the event the café is overburdened in its service to the tenants of the Building, Landlord shall make commercially reasonable efforts to ease such overburdening (such as introducing a grab and go kiosk, food cart, or adding additional capacity to the café, etc.), in order to have the café service the tenants within the Building in an efficient and effective manner.

Section 8.02.  Common Area Definition.    Landlord shall maintain or cause to be maintained the Common Area.  The term “Common Area” shall include, as constituted and designated by Landlord from time to time:  (i) all areas and space provided by Landlord for the common or joint use and benefit of tenants in the Building and/or on the Property (including any expansion thereof to adjacent and contiguous land), their employees, agents and invitees, including, without limitation, parking areas, access roads, driveways, retaining walls, landscaped areas, truck serviceways or tunnels, pedestrian walks, outside courts and curb cuts, and (ii) all other non-leasable portions of the Building.

ARTICLE 9

OPERATING EXPENSES

Section 9.01. Payment of Operating Expenses. In addition to the Base Rent payable hereunder, as set forth in Section 1.01(h), Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of the amount by which the Operating Expenses in any calendar year exceed the Operating Expenses for the 2019 calendar year (the “Base Amount”), subject to adjustments as set forth in this Article 9.

Section 9.02.  Tenant’s Payment.    Commencing on the Commencement Date, and continuing on the first day of each calendar month in advance during the Term, Tenant shall pay to Landlord, as Additional Rent, such amount as Landlord shall reasonably estimate to equal one-twelfth (1/12th) of Tenant’s Proportionate Share of an amount equal to (x) estimated Operating Expenses for the then current calendar year, less (y) the Base Amount (the “OpEx Escalation”).  If Operating Expenses due for any calendar year during the Term shall be due for a period of less than twelve (12) months, the Base amount and the amount of the OpEx Escalation for such calendar year shall be appropriately prorated. Notwithstanding the foregoing or anything to the contrary contained herein, Tenant shall not be responsible to pay the OpEx Escalation for the first 12 months after the Commencement Date.

Section 9.03.  Year End Adjustment.    After the expiration of each calendar year, Landlord shall determine the total actual Operating Expenses for such calendar year, together with Tenant’s Proportionate Share thereof and shall forward to Tenant a detailed statement of Operating Expenses and calculation of Tenant’s Proportionate Share thereof.  If the amounts paid by Tenant for such preceding calendar and/or fiscal year are less than Tenant’s Proportionate Share thereof, the deficiency shall be paid by Tenant to Landlord within thirty (30) days of written demand therefor; if Tenant shall have previously paid in excess of Tenant’s Proportionate Share, the amount of such excess shall be credited to the next Rental payable under this Lease, unless if such payment has been made with respect to the last Lease Year of the Term, in which case Landlord shall refund the amount of such overpayment to Tenant, provided Tenant is not then in default beyond any applicable notice or cure period.  Landlord’s failure to render or delay in rendering any statement with respect to Operating Expenses shall not prejudice Landlord’s right to thereafter render such a statement(s) nor shall the rendering of such statement(s) for any calendar year prejudice Landlord’s right to thereafter render a corrected statement(s) for such calendar year. Tenant’s obligation to pay the OpEx Escalation for the last (or any earlier) calendar year during the term of this Lease shall survive the expiration or earlier termination of this Lease.  Notwithstanding anything to the contrary contained herein, Tenant shall have no liability for any Operating Expenses not billed to Tenant by Landlord within two (2) years of the occurrence of such expense. No later than sixty (60) days following Tenant’s receipt of the Statement, Tenant shall have the right, during regular business hours and after giving Landlord at least twenty (20) days' advance written notice given during such sixty (60) day period, to complete an inspection or audit, or cause its agents to complete an inspection or audit, of Landlord's books and records relating to Operating Expenses for the immediately preceding calendar year.  Such inspection or audit (hereinafter referred to as “Tenant's Audit”) shall take place at a mutually convenient date and time, at any of Landlord's office locations in New Jersey.  Tenant’s Audit may not be performed on a contingency fee basis. If Tenant's Audit shows that the amounts paid by Tenant to Landlord on account of Operating Expenses exceed the amounts to which Landlord is entitled hereunder, then Landlord shall either credit such excess toward Tenant's next monthly Rent payment or promptly refund such excess to Tenant, and if Tenant’s Audit shows that the amounts paid by Tenant to Landlord on account of Operating Expenses is less than the amounts to which Landlord is entitled hereunder, then Tenant shall pay such deficiency to Landlord together with its next payment of regular Rental.  In the event Tenant’s Audit shows that the amounts paid by Tenant to Landlord on account of Operating Expenses exceeds the amounts to which Landlord is entitled by more than ten percent (10%), then Landlord shall be obligated to pay the reasonable out of pocket expenses for Tenant’s Audit, in an amount not to exceed $7,500.

Section 9.04. Operating Expenses.  As used in this Article 9, “Operating Expenses” shall mean the following expenses incurred by Landlord in connection with the operation, repair and maintenance of the Building:

(a)

Real estate taxes and other taxes or charges levied in lieu of such taxes, general and special public assessments, charges imposed by any governmental authority pursuant to anti-pollution or environmental legislation, provided same are not the result of any act of failure to act on the part of the Landlord, any predecessor of Landlord, or any other tenant of the Building, taxes on the rentals of the Building or the use, occupancy or renting of space therein, together with reasonable costs incurred in connection with proceedings brought to contest the real estate taxes;

(b)

Commercially reasonable premiums and fees for insurance, including, but not limited to, fire and extended coverage insurance, insurance against loss of rentals for space in the Building and public liability insurance, all in amounts and coverages (with additional policies against additional risks) as may reasonably be required by Landlord or the holder, now or hereafter, of any mortgage on the Building;

(c)

Water and sewer services charges, sprinkler and fire alarm services, electricity, heat and other utility charges relating to the common areas of the Building and, general usage, to the extent the all tenant of the Building are not separately metered for such services;

(d)

Maintenance and repair costs, including, but not limited to, repairs and replacements described in Section 11.01, repairs and replacements of supplies and equipment, snow removal and trash removal (including, without limitation, all costs associated with the separation and recycling of trash and other disposable materials) and paving, parking lot, walkways, lawn and general grounds upkeep, maintenance and repair, and the costs of all labor, material and supplies incidental thereto, except to the extent such repair is necessitated by the negligence or willful misconduct of the Landlord, is agents, employees and contractors;

(e)

Wages, salaries, fees and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law, union agreement or otherwise made to or on behalf of all employees of Landlord performing services rendered in connection with the operation, cleaning and maintenance of the Building and/or Land, including, without limitation, payments made directly to or through independent contractors for performance of such services;

(f)

Reasonable management fees payable to the managing agent for the Building provided that at no time shall the management fees exceed six percent (6%) of the collected gross rent of the Building on a monthly basis. As used herein, the term “gross rent” shall mean the amount of annual base rent collected under the leases and any operating expenses, taxes and utilities paid by tenants, in all cases excluding the security deposits;

(g)	Assessments paid by Landlord in respect of the repair, maintenance and upkeep of common facilities located in the Building;

(h)

The cost of any capital improvements made (i) for the primary purpose of reducing operating expenses or (ii) which may be required by governmental authority under any governmental laws or regulations first in effect after the date of this Lease (collectively, the “Permitted Capital Improvements”), which Permitted Capital Improvements shall be amortized over the useful life of such Permitted Capital Improvements in accordance with generally acceptable accounting principles, together with interest on the unamortized balance at the rate equal to the announced “prime rate” then in effect at Citibank, N.A., New York, New York (or its successor) on short-term unsecured loans to its largest and most credit worthy commercial customers, or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements;

(i)

Any and all other expenditures of Landlord incurred in connection with the operation, repair or maintenance of the Premises, or the Building which are properly expensed in accordance with generally accepted accounting principles consistently applied in the operation, maintenance and repair of a first-class office building facility.

Notwithstanding anything to the contrary herein, the Base Amount and all Operating Expenses that vary by occupancy shall be adjusted to reflect 95% Building occupancy.  Notwithstanding anything to the contrary contained herein, in no event shall Landlord be entitled to more than one hundred percent (100%) of the total cost of Operating Expenses for any operating year.

Notwithstanding anything to the contrary contained herein, in no event shall the definition of Operating Expenses include the following:  (i) legal or other professional fees related to leasing, ownership, financing, tenant disputes or other services not related to the normal operation, maintenance, cleaning, repair or protection of the Property; (ii) the cost of any additions, changes, replacements, painting, decorating, renovations and other items that are made solely in order to prepare tenant space for a new tenant’s occupancy; (iii) depreciation and interest and principal payments on mortgages and other debt costs, if any, other than amortization of and the interest factor attributable to Permitted Capital Improvements; (iv) costs and expenses associated with the operation of the business of the person or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Property, including accounting and legal matters with respect to same; (v) costs of selling or financing any of Landlord’s interest in the Property; (v) income, excess profits, franchise taxes or other such taxes imposed on or measured by the net income of Landlord from the operation of the Building; (vi) costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed by insurance proceeds; (vii) the costs of special services and utilities separately chargeable to individual tenants of the Building; (viii) intentionally omitted; (ix) marketing costs, brokerage commissions and concessions and leasehold improvement costs incurred in connection with the leasing of any rentable space at the Property, including, without limitation, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses; (x) accountants’ fees incurred in connection with disputes with individual tenants  and/or the existence, maintenance or non-Property related operations of the legal entity or entities of which Landlord is comprised; (xi) the cost of any special work or service performed for any tenant (including Tenant) billable to such tenant or any costs in connection with services or benefits that are provided to or for the particular benefit of other tenants but not offered to Tenant; (xii) any expenses for repairs or maintenance actually covered by warranties and service contracts; (xiii) any cost that Tenant pays for directly; (xiv) costs of developing and constructing the other improvements or additions at the Building or Property, whether capital expenditures or otherwise; (xv) capital repairs or replacements of the façade, structural columns, floor slabs, structural portions of the roof (including any roof slab), or foundations of the Property (regardless of whether or not caused by latent defects), unless on account of changes in applicable which first become effective after the date of this Lease, and unless on account for capital expenses for improvements or building elements added to the Building which in Landlord’s reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord to reduce the Operating Expenses as they relate to the item which is the subject of the capital expenditure or reduce the rate of increase in the Operating Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure); (xvi) intentionally omitted; (xvii) the cost of removing or remediating hazardous materials from the Property; (xviii) any cost covered by any warranty that Landlord actually obtains in connection with the Property; (xix) any amounts paid to a person, firm, corporation or other entity under common ownership and control with Landlord that is in excess of a commercially reasonable amount paid on a market rate basis; (xx) the cost of acquiring sculptures, paintings and other objects of art; (xxi) the cost of advertising or promotion for the Property or any part thereof or any operations at the Property; (xxii) depreciation of the Property or any part thereof; (xxiii) accounting and bookkeeping services to the extent not allocable to the Property; (xxiv) any compensation paid to personnel in retail concessions operated by Landlord and any subsidies or concessions to third parties operating retail concessions at the Property; (xxv) salaries and bonuses and benefits of officers, executives of Landlord and administrative employees above the grade of property manager or building supervisor; (xxvi) Landlord’s general overhead; (xxvii) lease payments for rental equipment that would constitute a major capital expenditure if the equipment were purchased, but only to the extent that the capital expenditure itself would be excluded from Operating Expenses if the equipment were purchased; (xxviii) replacement or contingency reserves; (xxix) all capital improvements or expenditures, except for Permitted Capital Expenditures; (xxx) charges for the capital replacement and capital repairs of building foundation, structure, exterior walls and roof; (xxxi) any costs incurred with respect to the retail portions of the Building; and (xxxii) items for which Landlord is actually reimbursed by tenants (other than through general operating expense provisions) or other third parties.

ARTICLE 10

UTILITIES AND SERVICES

Section 10.01.  Electricity.   (a)  Landlord will furnish to Tenant alternating electric current to be used by Tenant for the lighting fixtures and electrical receptacles installed in the Premises, but Landlord shall not be liable in any way to Tenant for any failure or defect in supply or character of electric current furnished to the Premises except for the negligence or willful misconduct of Landlord and its agents, employees or contractors. Tenant's use of electric current in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises.  Tenant shall not make or perform, or permit the making or performing of, any alterations to wiring installations or other electrical facilities in or serving the Premises or any material additions to the machines, equipment and other appliances in the Premises without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld, conditioned or delayed.  Should Landlord grant any such consent, all additional risers or other equipment required therefor shall be installed by Landlord and the actual cost to Landlord thereof shall be paid by Tenant, within thirty (30) days of Landlord’s written demand, as Additional Rent.  Tenant shall not overload the electrical capacity of the Premises as it exists on the Commencement Date.

(b)  Commencing on the Commencement Date, in addition to the Base Rent, for and in consideration for the electrical services provided by Landlord under Section 10.01(a), Tenant shall pay, as Additional Rent, the annual sum of One Hundred Eighteen Thousand Five Hundred Fifty-Seven and 25/100 Dollars ($118,557.25) (i.e. $1.75 per rentable square foot), which shall be payable in equal monthly installments of Nine Thousand Eight Hundred Seventy Nine and 77/100 Dollars ($9,879.77) in advance on the first day of each month, and shall be deemed additional rent payable under this Lease; provided, however, that the foregoing rate shall be subject to increase based on: i) rate increases by the applicable utility company above the rate of the applicable utility company at the time of this Lease; and ii) an audit conducted on the Tenant’s electricity consumption, in which case Tenant shall pay for Tenant’s over-consumption of electricity based on the rate of the applicable utility company.  Notwithstanding the foregoing, (i) if in Landlord’s reasonable discretion, Tenant equipment consumes electricity in an amount that exceeds $1.75 per rentable square foot of the Premises, Landlord shall have the right, at Landlord’s sole cost and expense, to install submeters separately measuring Tenant’s consumption of electricity at the Premises and Tenant shall pay to Landlord, within thirty (30) days of Landlord’s written demand, the actual costs of Tenant consumption of electricity at the Premises; and (ii) Tenant, may request that Landlord, at Landlord’s sole cost and expense, install submeters separately measuring Tenant’s consumption of electricity at the Premises and Tenant shall pay to Landlord, within thirty (30) days of Landlord’s written demand, the actual costs of Tenant consumption of electricity at the Premises.

Section 10.02.  Water, Sprinkler and Fire Alarm.  Landlord shall provide hot and cold water to the bathrooms in the common areas of the Building and provide sprinkler and fire alarm service for the Building.

Section 10.03.  Heating, Ventilating and Air Conditioning Services.    The heating, ventilating and air conditioning systems existing in the Premises as of the date hereof (the “HVAC System”) include a year-round air conditioning system during regular Business Hours sufficient to provide the following: (i)  an interior ambient temperature of no more than 75°F when outside conditions are not in excess of 92°F DB, and (ii) heating with the heat output controlled by inside air temperature to maintain interior ambient air temperature of no less than 72°F DB when outside air temperature is 10° F or more. Maintained temperatures shall be as above unless otherwise required by law or governmental guidelines and subject to Tenant’s obligations set forth herein, and Tenant shall not set the heat to provide for temperatures above or below the temperatures set forth in the foregoing sentence.    The proper performance of the HVAC System serving the

Premises is based upon (A) a maximum density of one person per 150 rentable square feet, (B) a maximum electric heat gain of 4 watts per net usable square foot, (C) Tenant at all times (even during non-business hours) keeping the vents open and the base boards at a setting sufficient to maintain temperatures of not more than 78 degrees F during the cooling seasons and not less than 60 degrees F during the heating seasons, and (D) excess heat generated by Tenant’s equipment. Landlord shall not be responsible for the proper performance of such HVAC system if the Premises (or any room or area thereof) shall be subjected to a greater population density or a greater heat gain than above specified (whether due to the installation of additional equipment by Tenant or otherwise), if the partitioning in the Premises shall be rearranged in such manner as to interfere with the normal operations of the HVAC system in the Premises, if the windows and the public corridor entrance doors of the Premises shall not be kept closed, if the blinds shall not be lowered in windows of the Premises when exposed to the sun, or if Tenant shall otherwise fail to operate the HVAC system as required above. Landlord shall have free and unrestricted access to all HVAC equipment located in or accessible through the Premises. For the purpose of this Section 10.03, “Business Hours” shall mean Monday through Friday 8AM to 6PM and Saturdays 8AM to 1PM, excluding legal holidays. If Tenant requires after hours HVAC, such HVAC shall be available to Tenant upon not less than twenty-four (24) hours’ prior written request to Landlord, such written request may be emailed to info@broadmgmt.com or entered into the management company’s work order software, for an additional cost at Landlord’s then current rate which as of the date of this Lease is Eighty-five and 00/100 Dollars ($85.00) per hour, with a minimum requirement of four (4) hours per each request by Tenant.  Notwithstanding the foregoing, Tenant shall receive an annual credit of one hundred (100) hours of after hours HVAC, with a minimum requirement of four (4) hours per each request by Tenant.

Section 10.04.  Cleaning.  Landlord shall furnish janitorial services and materials as required, consistent with a Class A office building in the Bridgewater/Somerset County market, for the reasonable occupancy and use of the Premises; provided, however, that Landlord shall not be required to provide janitorial services and trash removal to the Premises and the Common Areas of the Building more than five (5) time per week. Landlord shall furnish janitorial services and materials to the restrooms serving the Premises on such days as the Building is fully operational.

Section 10.05. No Liability. Landlord shall have no liability to Tenant or any other party for any inadequacy, cessation, or interruption of any service provided under this Article 10.  Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur as a result the negligence or willful misconduct of Landlord, its agents, contractors, or employees, except any of the same due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such repair, negligence, or willful misconduct, or interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than three (3) consecutive business days after Landlord shall have received notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Rental for each day during which such Service Interruption continues after such three (3) business day period; provided, however, if the entire Premises have not been rendered unusable by the Service Interruption, the amount of abatement shall be equitably prorated.  For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water and sewer/septic service and electricity, air conditioning and heating.  Any abatement of rent under this paragraph shall apply only with respect to rent allocable to the period after each of the conditions set forth in subsections (i) through (iii) hereof shall have been satisfied and only during such times as each of such conditions shall exist.

ARTICLE 11

MAINTENANCE AND REPAIRS, SURRENDER OF POSSESSION

Section 11.01.   Landlord’s Obligations.    Except as provided in Article 15, Landlord’s repair obligations with respect to the Building or as may benefit the Premises shall be limited to maintaining in good order and repair the roof, roof membrane and exterior surfaces of the exterior walls of the Building (exclusive of doors, door frames, door checks, other entrances, internal windows and window frames which are not a part of the Common Area), and in load bearing walls and columns and foundations and floor slabs which form a part of, or are contiguous to, the Premises and in the sanitary sewer and electrical and gas systems to their point of entry into and exit from the Premises, the sprinkler and fire alarm systems serving the Premises, and the Common Area (including keeping the Common Area and sidewalks free of snow and ice and lit at night); provided, however, that Landlord shall not be required to make any such repairs occasioned by the act or omission of Tenant, its agents, employees, licensees or contractors.  Landlord shall not be required to make any improvements or repairs of any kind upon the Premises and appurtenances unless otherwise expressly provided in this Lease.  Except if required due the negligence of Tenant, its agents, contractors and employees, Landlord shall be responsible for maintenance and repair of the HVAC System, and for full replacement should it be necessary, at Landlord’s sole cost and expense. Tenant shall promptly report in writing to Landlord any defective condition which Landlord is required to repair, and Landlord’s obligation to repair as set forth in this Section 11.01 is conditioned upon receipt by Landlord of such written notice.   Landlord’s obligation to repair as set forth in this Section 11.01 is also conditioned upon Tenant not then being in default under this Lease.

Section 11.02.  Tenant’s Obligations.    Except as provided in Section 11.01, Tenant, at Tenant’s sole cost and expense, shall keep and maintain in (first class) good and safe order, condition and repair the Premises and every part thereof, and any and all appurtenances thereto wherever located, including, without limitation, the interior surfaces of the exterior walls, the exterior and interior portion of all doors, door frames, door checks, other entrances, interior windows, window frames and plate glass (for the avoidance of doubt, all exterior windows, window frames and plate glass shall not be considered a part of the Premises and as such shall not be the responsibility of the Tenant to repair and maintain, except if damaged as a result of the actions of Tenant or anyone claiming by, through or under Tenant), all plumbing and sewage facilities located entirely within and exclusively serving the Premises (unless the need for repair arises as a result of activities outside the Premises), wall coverings, floor coverings, ceilings and Tenant’s improvements, and shall make all other interior repairs, replacements, renewals and restorations, ordinary and extraordinary, foreseen and unforeseen, required to be made in and to the Premises, except as expressly set forth herein. The term “repair” as used in this Article 11 shall include replacements and/or renovations, when necessary. If Landlord shall have the benefit of any warranties from contractors relating to any of Tenant’s maintenance or repair responsibilities under this Section, Landlord shall, upon request, assign such warranties to Tenant (to the extent such warranties are assignable) or endeavor to enforce such warranties for Tenant’s benefit.

Section 11.03.  Landlord’s Performance of Tenant’s Obligations.    If Tenant fails to promptly perform its obligations as set forth in Section 11.02 within ten (10) days of written notice from Landlord, or in the case of an emergency, Landlord may (but shall not be obligated to) perform or cause to be performed such repairs without incurring any liability to Tenant for any damage caused thereby (except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors), and Tenant shall pay to Landlord within thirty (30) days of Landlord’s demand (including reasonable backup documentation for such expenditures), as Additional Rent, the reasonable costs incurred by Landlord thereby plus interest thereon at the rate per annum of five percent (5%) above the prime rate of interest announced from time to time by Citibank, N.A. (or any successor thereto, or if there shall be no such successor, such other bank or financial institution as Landlord may designate in writing to Tenant) (the “Default Rate”) from the date incurred until the date paid.

Section 11.04.  Surrender of Possession.  Tenant shall surrender the Premises at the expiration of the Term broom clean and in as good condition as on the Commencement Date, or in such better condition as the Premises may be put during the Term, excepting only deterioration caused by ordinary wear and tear and damage resulting from fire and other casualty. On or prior to the expiration of the Term, Tenant shall remove all of its fixtures, furnishings, equipment, cabling, wiring, other items of personal property and all Special Alterations from the Premises (excluding Landlord’s Work as set forth in Article 6, which shall in no event be considered a Specialty Alteration) not permitted to remain by Landlord and repair any damage resulting therefrom. “Special Alterations” shall mean (i) raised flooring, (ii) alterations which would penetrate floor slabs or affect the exterior of the Building, (iii) safes, vaults, high density document storage systems (as opposed to typical office filing cabinets), or any other installation that would be more difficult or expensive to remove than typical Building standard office fit up, (iv) security systems(s), and (v) other alterations, additions or improvements reasonably identified by Landlord as inconsistent with those typically installed in the Building by tenants of similar space in the Building or in similar space in buildings of the same type and quality as the Building in the business district of Bridgewater, New Jersey.

Section 11.05.   Tenant’s Performance of Landlord’s Obligations.  Notwithstanding anything to the contrary in this Article 11, if Landlord fails to perform its maintenance obligation  under this Lease with respect to the Premises which it is obligated to perform under this Article 11 within a reasonable period of time not to exceed seventy-five (75) (except in the case of an emergency threatening imminent harm to life or material damage to property) days following receipt of written notice from Tenant as set forth above, Tenant shall be permitted to perform such obligations in the Premises on Landlord’s behalf, provided Tenant first delivers to Landlord an additional three (3) business days prior written notice indicating that Tenant will be performing such obligations and provided Landlord fails to commence to perform its obligation(s) within such additional three (3) business day period or thereafter fails to diligently complete performance of such obligations having commenced performance within such three (3) business day period.  If the obligations to be performed by Tenant will affect the Building’s Operating Systems, Tenant shall use only those contractors used by Landlord in the Building for work on such Operating Systems.  All other contractors shall be subject to Landlord’s reasonable approval and Landlord agrees to approve or reject any contractor proposed to be used by Tenant within seventy-two (72) hours of receipt of Tenant’s second notice (unless Landlord has either commenced to perform its obligation(s) within such additional three (3) business day period or thereafter failed to diligently complete performance of such obligations having commenced performance within such three (3) business day period), provided that if a proposed contractor is duly licensed and bonded and all requisite permits have been obtained for the desired work, Landlord agrees not to withhold its approval of the proposed contractor.  Landlord agrees to reimburse Tenant within thirty (30) days following receipt from Tenant of a written statement of all reasonable and actual out of pocket costs incurred by Tenant in performing such obligations on behalf of Landlord.  Nothing contained in this paragraph shall be interpreted to mean that Tenant shall be excused from paying any Rental due in the event of any alleged default by Landlord. Notwithstanding anything to the contrary herein, under no circumstances shall Tenant have the right to perform any structural repairs that are Landlord’s obligation to perform under this Article 11 (except in the case of an emergency threatening imminent harm to life or material damage to property).

ARTICLE 12

ALTERATIONS, ADDITIONS AND IMPROVEMENTS

Section 12.01.  Tenant’s Changes.    The term “Tenant’s Changes” shall mean any and all alterations, installations, additions or improvements made or to be made by or on behalf of Tenant in or to the Premises.  The term “Structural or Exterior Changes” as used in this Lease shall mean any and all alterations, installations, additions or improvements in or to the Premises which (i) affect the exterior of the Premises or are visible from outside the Premises at street level, or (ii) affect the structure of the Premises or any of its outer walls, any of its inner walls or columns which are load bearing, its foundation or roof, or (iii) affect any of the building or service systems located in the Premises or Building, including, without limitation, the mechanical, electrical, HVAC, plumbing, sprinkler and other service systems.

Section 12.02.  Requirements.     Tenant shall not make any Tenant’s Changes which shall have a cost in excess of $25,000 in any one instance or which shall constitute Structural or Exterior Changes without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and uncontrolled discretion as to any Structural or Exterior Change, and which consent shall not be unreasonably withheld, conditioned or delayed in relation to approval for other Tenant’s Changes.  With respect to any Tenant’s Change, Tenant shall, at least ten (10) days prior to commencing any such change, deliver to Landlord a statement describing with precision and in detail the proposed change.  In addition, for any Tenant’s Change requiring Landlord’s consent as set forth in the first sentence of this Section 12.02, Tenant shall deliver drawings and specifications therefor to Landlord for its written approval prior to commencing any such change.  All Tenant’s Changes shall be performed in accordance with the following terms and conditions:

(i) Tenant shall obtain all necessary permits and approvals required under applicable Laws for the performance of Tenant’s Changes;

(ii)  Tenant shall perform Tenant’s Changes in a good and workmanlike manner and, if such changes require Landlord’s consent, strictly in accordance with the drawings and specifications previously approved by Landlord;

(iii)  Tenant shall perform Tenant’s Changes which are Structural Changes and Exterior Changes only by using contractors approved in writing by Landlord, provided, however that at Landlord’s option, Landlord shall have the right to perform any Structural or Exterior Changes on Tenant’s behalf with contractors of Landlord’s choosing, provided that the costs of such contractors shall be competitive with the costs of contractors performing similar work in similar buildings in Bridgewater, New Jersey;

(iv)  Tenant shall, at its sole cost and expense, carry, or cause to be carried, (i) worker’s compensation insurance in statutory limits covering all persons employed in connection with Tenant’s Changes, (ii) personal injury liability and property damage insurance in the aggregate sum of Five Million Dollars ($5,000,000) per occurrence, (iii) Builder’s risk insurance, completed value form with replacement cost endorsement, in an “agreed amount” sufficient to avoid any coinsurance; and (iv) such other insurance and in such amounts, as Landlord shall deem reasonably necessary;

(v)  Tenant shall obtain waivers of lien from all contractors, laborers and materialmen and shall discharge or bond, in accordance with the provisions of Section 12.04, any liens filed against the Premises or the Building;

(vi) Tenant shall perform Tenant’s Changes in such a manner as shall not interfere with the construction, use or enjoyment of the remainder of the Building;

(vii)  Tenant shall pay to Landlord, within ten (10) days of request therefor, the actual, reasonable, third party out-of-pocket costs incurred by Landlord in connection with Landlord’s review of Tenant’s drawings and specifications for Tenant’s Changes; no review or approval by Landlord of Tenant’s drawings and specifications shall constitute any representation or warranty by Landlord as to the adequacy, correctness, efficiency, compliance with Laws or any other aspect of such drawings and specifications; and

(viii)  except to the extent arising from Landlord or Landlord’s agents, employees or contractor’s negligence or willful misconduct, Tenant shall hold harmless, indemnify and defend Landlord from and against any and all Liabilities arising from or relating to Tenant’s Changes.

(ix)If in connection with Tenant’s Changes, Tenant shall need to make any roof penetrations whatsoever to the Premises, Tenant shall utilize Landlord’s roofing contractor (which Landlord hereby advises Tenant is necessary in order to preserve Landlord’s roof warranty).

Section 12.03.  Removal.     All Tenant’s Changes shall be deemed to have attached to the leasehold and to have become the property of Landlord upon such attachment.  Upon the termination of this Lease, subject to Section 11.04, Tenant shall not remove any of such Tenant’s Changes (other than Tenant’s wiring and cabling) except that Tenant shall have the right to remove (and shall be obligated to remove, upon Landlord’s request) trade fixtures, furnishings and equipment installed by Tenant.  Tenant shall repair any damage to the Premises and the Building caused by such removal.

Section 12.04.  Liens.    Tenant shall pay promptly all persons furnishing labor or materials in connection with Tenant’s Changes.  Tenant shall not suffer or permit any liens to be filed against the Premises or the Building or any portion thereof or against Tenant’s leasehold estate therein, by reason of any work, labor, material or services done for, or supplied to or claimed to have been done for or supplied to Tenant or anyone claiming by, through or under Tenant.  If any such lien shall be filed, Tenant shall, within twenty (20) days after written notice from Landlord of the filing thereof, either cause such lien to be vacated and canceled of record or, if Tenant in good faith determines that such lien should be contested, furnish such security, by surety bond or otherwise, as may be necessary or prescribed by Laws to release the lien and prevent any foreclosure of such lien during the pendency of such contest.  If Tenant shall fail to vacate or cause the release of any lien within twenty (20) days after written notice from Landlord of the filing thereof, in addition to any other right or remedy of Landlord resulting from Tenant’s default, Landlord may, but shall not be obligated to, vacate or release such lien either by paying the amount claimed to be due or by giving security or in such other manner as may be prescribed by Laws.  Tenant shall pay to Landlord, within thirty (30) days of Landlord’s written demand, all reasonable sums incurred by Landlord in connection therewith, including, without limitation, Landlord’s costs, expenses and attorneys’ fees, together with interest thereon at the Default Rate from the date incurred until the date paid.

ARTICLE 13

SIGNS

Section 13.01.  Sign. Landlord shall, at its expense, place identification for Tenant in any present or future building monuments or directories, if any, and suite entrance(s). Tenant shall, at its expense, have the right to place its name or logo on the building exterior in not more than two (2) location(s), subject to both: (i) Landlords approval, not to be unreasonably withheld; and (ii) local code and any municipal authority requiring approval. In the event Landlord provides for signage in the lobby of the Building, Tenant shall be entitled to its share of such signage, consistent with signage granted to other tenants within the Building.

ARTICLE 14

INSURANCE AND INDEMNITY

Section 14.01.  Tenant’s Insurance.    Tenant, at its sole cost and expense, shall obtain and maintain in full force and effect during the Term the following insurance coverages with respect to the Premises:

(i)Commercial general liability insurance, with contractual liability endorsement, with a combined single limit per occurrence for personal injury and property damage of not less than Three Million Dollars ($3,000,000.00), with a Four Million Dollar ($4,000,000.00) aggregate limitation;

(ii)“Special Form” (formerly known as “all-risk”) property insurance insuring loss of or damage to the Premises and all Tenant's personal property located therein, including, without limitation, Tenant's goods, trade fixtures, and equipment, written at 100% of replacement cost (exclusive of footings, foundations and underground utilities) with an “agreed amount” sufficient to avoid coinsurance;

(iii)  Builder's Risk insurance as set forth in Article 12;

(iv)  Worker's Compensation and Employer’s Liability insurance as required by Laws; and

(v)  Such other insurance as reasonably requested by Landlord from time to time.

Section 14.02.  Form.    Each insurance policy shall be written in the name of Tenant, and shall name (except the worker’s compensation policy) Landlord and any other parties in interest (including mortgagees) designated by Landlord as additional insureds.  Each policy shall be written by a nationally recognized insurance company with a Best’s Rating of A VIII or better, or an equivalent rating by a similar or successor authority, and legally licensed to do business in the State of New Jersey. The coverage limits of each policy shall be increased from time to time as reasonably required by Landlord.

Section 14.03.  Special Clauses.    Each such policy shall contain the following endorsements, provisions and/or clauses:  (i) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance (this provision shall be applicable to Tenant’s property insurance policy only); and (ii) a provision that the insurer will not cancel, change in any material or adverse respect or fail to renew the coverage provided by such policy without first giving Landlord and all additional insureds at least thirty (30) days’ prior written notice; provided, however, in the event Tenant’s insurance provider shall not provide such notice, Tenant shall be obligated to provide Landlord with the same.

Section 14.04.  Delivery of Policies.   Tenant shall deliver to Landlord on or before the earlier to occur of (i) the Commencement Date, and (ii) the date the Tenant or Tenant’s contractor’s enter the Premises to perform Tenant’s Work, and thereafter at least fifteen (15) days prior to the expiration of each policy, an insurance certificate evidencing each policy required under this Lease to be procured by Tenant, together with evidence satisfactory to Landlord of full payment of the premiums therefor.

Section 14.05.  Landlord’s Right to Obtain Insurance on Tenant’s Behalf.    If Tenant fails to procure, maintain and/or pay for, at the times and for the durations specified in this Article 14, any insurance required under this Lease, or fails to carry any other insurance required by Laws, if such failure is not cured by Tenant within ten (10) days of written notice thereof by Landlord, Landlord may (but without obligation to do so) at any time or from time to time, and without further notice, procure such insurance and pay the premiums therefor on Tenant’s behalf, in which event Tenant shall pay to Landlord, as Additional Rent, all reasonable sums so paid by Landlord and any reasonable costs or expenses incurred by Landlord in connection therewith, together with interest thereon at the Default Rate from the date incurred until the date paid.

Section 14.06.  Separate Insurance.    Tenant shall not carry any separate insurance concurrent in form or contributing in the event of loss with that required in this Article 14 unless Landlord is included therein as an additional insured.

Section 14.07.  Increase in Landlord’s Insurance Premium.    Tenant shall not use the Premises in a manner which will in any way impair or invalidate any policy of insurance covering the Premises or the Building, provided the same is not intended to prohibit Tenant from using the Premises for the Permitted Use.  Tenant shall pay within thirty (30) days of Landlord’s written demand, as Additional Rent, any increase in premiums for insurance Landlord may reasonably elect to carry on the Premises or the Building, resulting from Tenant’s manner of use of the Premises, beyond use as general, executive and administrative office and training space.

Section 14.08.  Non-Liability of Landlord.    Except as to gross negligence or willful misconduct, neither Landlord nor its agents shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord nor for loss of or damage to any such property by theft or any other reason whatsoever, including, without limitation, damage caused by or resulting from bursting, stoppage, leaking or freezing of water, gas, sewer or steam pipes.   Further, neither Landlord nor its agents, even if negligent, shall be liable for consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s property therein by Tenant or any person claiming through or under Tenant.

Section 14.09.  Indemnification.   Tenant shall indemnify, hold harmless and defend Landlord, its officers, directors, stockholders, beneficiaries, partners, representatives, agents and employees, from and against any and all Liabilities arising from or relating to:  (i) any occurrence in, upon or at the Premises unless caused by the negligence or willful misconduct of Landlord, its agents, employees and contractors, (ii) the occupancy or use of the Premises or any part thereof by Tenant, its contractors, agents, employees, subtenants, licensees, invitees and concessionaires, (iii) a breach of the provisions of this Lease by Tenant, its subtenants, licensees and concessionaires and their agents, contractors, employees, invitees or licensees or (iv) any wrongful act of omission of Tenant, its subtenants, licensees and concessionaires and their agents, contractors, employees, invitees or licensees.  If Landlord or any other party so indemnified shall, without fault, be made a party to any litigation commenced by or against Tenant, or if Landlord or any such party shall, in its sole discretion, determine that it must intervene in such litigation to protect its interests, then Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by such party in connection with such litigation.

Landlord shall indemnify, defend, and hold harmless Tenant and its agents, employees, contractors and invitees from and against any and all claims, actions, damages, liability and expense which may be asserted against, imposed upon, or incurred by Tenant or its agents, employees, contractors and invitees and (i) arising out of or in connection with loss of life, personal injury or damage to property to the arising from or related to any occurrence in, upon or at the Common Area, or (ii) resulting from the gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents or contractors, all unless caused by the negligence or willful misconduct of Tenant, its agents, employees and contractors.

Section 14.10.   Waiver of Direct Action and Subrogation.    Landlord and Tenant hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage specifically insured against or required by the terms hereof to be insured or self-insured against by such party, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, except to the extent of a standard deductible under such policy.

Section 14.11.   Survival.    This Article 14 shall survive the expiration or earlier termination of this Lease.

Section 14.12. Landlord’s Insurance Requirements.  Landlord shall maintain (i) insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Tenant Changes), (ii)  commercial general liability insurance, including premises liability and contractual liability insurance and (iii) rent loss coverage sufficient to cover one year of rent for the Building. The commercial general liability policy shall insure against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Property with limits of not less than $1,000,000.00 per occurrence with umbrella policy coverage of $5,000,000.00.  The deductible for any insurance policy required hereunder must not exceed $10,000.00.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CASUALTY

Section 15.01.  Landlord’s Restoration.   If the Premises, or access thereto, shall be partially or totally damaged or destroyed by fire or other casualty (“Casualty”), Tenant shall immediately notify Landlord of the details of such damage or destruction. If more than twenty-five percent (25%) of the rentable area of the Premises, or access thereto, has been damaged or destroyed during the last twelve (12) months of the Term, then either Landlord or Tenant may terminate this Lease by giving ten (10) days’ notice thereof to the other party, such notice to be given within sixty (60) days of the date of the Casualty. If (i) more than twenty-five percent (25%) of the gross leasable area of the building in which the Premises is located or more than twenty percent (20%) of the rentable area of the Building shall be damaged or destroyed, or (ii) if any damage caused by a Casualty by the occurrence of any risk not fully insured under Landlord’s property damage insurance policy, then Landlord may terminate this Lease upon giving ten (10) days’ notice thereof to Tenant, such notice to be given within one hundred fifty (150) days of the date of the Casualty. If this Lease is not terminated in accordance with the foregoing, Landlord shall promptly repair and restore the exterior walls and the roof and structural support columns of the Premises to substantially the condition existing on the date the Premises were first delivered to Tenant, provided, however, that Landlord shall be obligated to perform such restoration only to the extent of the net insurance proceeds therefor paid to Landlord under Landlord’s property damage insurance policy, and Tenant shall, at Tenant’s sole cost and expense, repair and restore Tenant’s Work (including Tenant’s trade fixtures), and Tenant’s merchandise, furnishings and equipment and reopen for business.

Section 15.02.  Abatement of Rent.    If the Premises shall be partially or totally damaged by a Casualty (not caused by the gross negligence or willful misconduct of Tenant or any of its agents or employees), Base Rent and all Additional Rent shall be abated in proportion to the rentable area of the Premises rendered untenantable by the Casualty and thereafter actually not used by Tenant for the conduct of its business, such abatement to commence on the date of the Casualty and to continue until fifteen (15) days after the date of substantial completion of Landlord’s restoration work.

ARTICLE 16

EMINENT DOMAIN

Section 16.01.  Total Condemnation.   If any portion of the Premises shall be taken by any public authority under the power of eminent domain or sold to public authority under threat of or in lieu of such a taking (any or all of the foregoing shall constitute a “Taking” and the property subject to such action shall be deemed to have been “Taken”), then the Term shall cease as the date possession shall be taken by such public authority, and the Rental shall be paid up to such date, with a proportionate refund by Landlord to Tenant of such Rental as may have been paid in advance for a period subsequent to the date of the Taking.

Section 16.02.  Partial Condemnation - Landlord’s Termination Right.   If less than the whole of the Property shall be Taken, the Landlord may, upon giving written notice thereof to Tenant on or before the thirtieth (30) day following the date possession is surrendered to the public authority, terminate this Lease as of the day possession is taken by the public authority.  The Rental and other charges shall be paid up to the date possession is taken by the public authority, with an appropriate refund by Landlord to Tenant of such Rental as may have been paid in advance for a period subsequent to the date of the Taking.

Section 16.03.  Landlord’s and Tenant’s Damages.  All damages awarded for a Taking, whether for the whole of or a part of the Premises, shall belong to and be the property of Landlord.  Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation expenses, provided that such claim shall in no way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE 17

ASSIGNMENT AND SUBLETTING

Section 17.01.   Assignment or Subletting. Except as expressly set forth herein, Tenant shall not assign or in any manner transfer, mortgage or encumber this Lease or any estate or interest therein, nor lease or sublet the Premises or any part thereof or any right or privilege appurtenant thereto, nor allow anyone to conduct business at, upon or from the Premises (whether as a concessionaire, franchisee, licensee, permittee, subtenant, department operator or otherwise) or to come in, by, through or under it, in all cases either by the voluntary or involuntary act of Tenant or by operation of law or otherwise. Except as set forth in Section 17.09 below and in the case of sales or transfers among existing shareholders of Tenant on the date hereof or redemption of stock by the Tenant corporation, the sale, issuance or transfer of any voting capital stock of Tenant, or of any corporate entity which directly controls Tenant (if Tenant or such controlling corporate entity is a corporation the stock of which is not publicly traded), or any interest in any non-corporate entity which directly controls Tenant, which results in a change in the direct voting control of Tenant, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section 17.01. Except as set forth in Section 17.09 below and if Tenant is a partnership, trust or unincorporated association, then the sale, issuance or transfer of a controlling interest therein, or the transfer of a majority interest in or a change in the voting control of any partnership, trust, unincorporated association, or corporation which directly controls Tenant, or the transfer of any portion of any general partnership or managing interest in Tenant, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section 17.01.  Any purported assignment, subletting, transfer or other act prohibited under this Section 17.01 shall be null and void and constitute a default under this Lease.

Section 17.02.  Tenant’s Request to Assign or Sublet.     If Tenant shall desire to assign or sublet this Lease, Tenant shall, at least thirty (30) days prior to the effective date of any proposed assignment or sublease, by notice given as provided in Section 32.09 (“Tenant’s Notice”), furnish Landlord with (i) the name and address of the proposed assignee; (ii) the terms, conditions and consideration of the proposed assignment; (iii)  current financial information with respect to the proposed assignee, including, without limitation, a current financial report; and (iv) any other information as Landlord may reasonably request with respect to the proposed assignee. Landlord shall provide Tenant with its consent or disapproval of any such request for an assignment or sublet within thirty (30) days following receipt of Tenant’s Notice.

Section 17.03.  Intentionally Omitted.

Section 17.04.  Landlord’s Consent.  Upon Tenant’s compliance with the provisions of Section 17.02, Landlord’s consent shall not unreasonably be withheld, conditioned or delayed to the proposed assignment or subletting, provided and upon condition that:

(i)  the assignee or subtenant shall have a good business reputation;

(ii)  the assignee or subtenant proposes to use the Premises for the Permitted Use;

(iii)the proposed assignee or sublessee is not an entity who is then a tenant in the Building or an entity with which Landlord is then negotiating or within four (4) months has negotiated for space in the Building, unless at the time such request is made to Landlord, Landlord does not have available space in the Building for the proposed assignee or sublessee;

(iv)  Tenant shall not be in default under this Lease, beyond applicable notice and cure periods, either at the time Landlord’s consent to such assignment is requested or on the effective date of the proposed assignment or subletting;

(v)there shall be delivered to Landlord evidence for the assignee or the subtenant of the same insurance coverages as are required to be carried by the Tenant pursuant to Section 14.01; and

(vi)if a subletting, the subletting is made subject to all of the obligations of Tenant under this Lease and, without limiting the generality of the foregoing, the sublease specifically provides that there shall be no further subletting of the sublet premises or an assignment thereof other than in strict accordance with the terms of this Article 17.

Section 17.05.  Approved Sublettings.    Tenant shall furnish Landlord with a copy of an executed counterpart of each sublease within ten (10) days after the date of its execution.  No sublease shall be valid and no subtenant shall take possession of the Premises or any part thereof until such executed counterpart has been delivered to Landlord.  The form of sublease shall be reasonably acceptable to Landlord and shall provide for a sublease term ending not later than one (1) day prior to the expiration date of the Term.  Such sublease shall further provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of a termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, succeed to all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, provided, however, that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset not expressly set forth in such sublease which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous prepayment of more than one month’s fixed rent under such sublease.

Section 17.06.  Approved Assignments.   Tenant shall furnish to Landlord a counterpart of each assignment within ten (10) days of the date of its execution.  No assignment shall be binding upon Landlord and no assignee shall take possession of the Premises or any part thereof (including, without limitation, a permitted assignee under Section 17.09 hereof) unless Tenant shall, concurrent with the delivery of an executed counterpart of such assignment, deliver to Landlord an agreement executed by the assignee, in appropriate form for recording, whereby such assignee agrees unconditionally to be bound by and to perform all of the obligations of Tenant under this Lease arising after the date of the assignment and further agrees that notwithstanding such assignment, the provisions of this Article 17 shall continue to be binding upon such assignee with respect to all future assignments and transfers.

Section 17.07.  Landlord’s Costs.    Tenant shall pay, as Additional Rent, Landlord’s reasonable third party out-of-pocket costs incurred in connection with any subletting or assignment permitted or proposed by Tenant, whether or not consented to by Landlord, including, without limitation, reasonable attorneys’ fees and the costs of credit checks and reports, in an amount not to exceed $5,000 per request. Such Additional Rent shall be payable by Tenant within ten (10) days after Landlord’s written demand therefor.

Section 17.08.  Excess Consideration.  Except in the event of an assignment to an entity purchasing substantially all of the assets of Tenant's business or any Permitted Transfer in accordance with Section 17.09 below, in the event of any assignment or subletting under this Lease, Tenant shall pay to Landlord, as Additional Rent:

(i)in the case of an assignment, an amount equal to fifty percent (50%) of all sums paid to Tenant by the assignee for or by reason of such assignment, including, without limitation, sums paid for the sale of Tenant's Changes (including Tenant's trade fixtures) and Tenant's merchandise, furnishings and equipment, less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns and less Tenant's other reasonable costs actually incurred in connection with the assignment, including reasonable brokerage and attorneys' fees; and

(ii)in the case of a sublease, an amount equal to fifty percent (50%)  of all sums payable under the sublease to Tenant by the subtenant which exceed the Base Rent and Additional Rent accruing under this Lease during the term of the sublease in respect of the subleased space (at the rate per square foot of gross leasable area payable by Tenant under this Lease), including, without limitation, sums paid for the sale or rental of Tenant's Changes (including Tenant's trade fixtures) and Tenant's merchandise, furnishings and equipment, (less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns) and less Tenant's other reasonable costs actually incurred in connection with the subletting, including reasonable brokerage and attorneys' fees, rent concessions and costs of outfitting the subleased premises for the subtenant.

The sums payable under this Section 17.08 shall be paid to Landlord as and when payable by the assignee or subtenant as the case may be, to Tenant.

Section 17.09.  Permitted Transfer. Notwithstanding anything to the contrary set forth in this Lease, provided and upon condition that Tenant shall comply with the provisions of Sections 17.02 and 17.06 hereof, on fifteen (15) days’ prior written notice to Landlord, Tenant may assign or sublet this Lease without Landlord’s consent to (i) to an Affiliate (as hereinafter defined) of Tenant or (ii) in connection with a merger or consolidation of Tenant or (iii) in the case of a sale of substantially all of the assets or corporate stock of Tenant, provided that in the case of (ii) or (ii) above, the assignee or subtenant shall have a liquid net worth consisting of cash, cash equivalents and accounts receivable no older than ninety (90) days (less customary reserves for bad debts) of not less than Two Hundred Million Dollars ($200,000,000.00) (“Permitted Transfer”).  Tenant shall furnish to Landlord a counterpart of any Permitted Transfer within thirty (30) days of the date of its execution and any proof reasonably requested by Landlord substantiating the such assignment or sublet is a Permitted Transfer (including financial statements certified by an independent public accountant, if applicable).  No Permitted Transfer shall be binding upon Landlord unless Tenant shall, concurrent with the delivery of an executed counterpart of such Permitted Transfer, deliver to Landlord, in accordance with this provision, an agreement executed by the assignee or subtenant whereby such assignee or subtenant agrees unconditionally to be bound by and to perform all of the obligations of Tenant under this Lease arising after the date of the assignment or sublet, as may be applicable, and further agrees that notwithstanding such assignment or sublet, the provisions of this Article 17 shall continue to be binding upon such assignee or subtenant with respect to all future assignments and transfers.  The term “Affiliate” as used in this Section 17.09 shall mean any entity that controls, is controlled by or is under common control with Tenant.  Any subsequent transfer by an Affiliate or other entity to whom a transfer is permitted under this Section 17.09 shall again be subject to all of the terms and conditions of this Lease.  “Control,” as used in this Article 17, shall mean the ownership, directly or indirectly, more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.  Furthermore, notwithstanding anything herein to the contrary, employees of an Affiliate of Tenant shall be permitted to occupy and use the Premises pursuant to the terms of this Lease and such occupancy shall not be deemed a sublease or assignment in violation of the terms of this Lease so long as such Affiliate is not paying rent for such occupancy.

Section 17.10.  Tenant Remains Liable.    Notwithstanding any assignment of this Lease, Tenant shall remain fully liable for the payment of the Rental due and to become due under this Lease and the terms, provisions, and conditions contained in this Lease on the part of Tenant to be performed.  The consent by Landlord to an assignment shall not in any way be construed to relieve Tenant from its obligation to obtain the consent in writing of Landlord to any further assignment.  If Tenant assigns, transfers, mortgages or encumbers this Lease or any interest therein or sublets all or any portion of the Premises in violation of the provisions of this Article 17, or if the Premises are occupied by anyone other than Tenant, Landlord may collect rent from any such assignee, sublessee or anyone who claims a right to this Lease or who occupies the Premises, and Landlord may apply the net amount collected to the Rental, and no such collection shall be deemed a waiver by Landlord of any of the terms, provisions, and conditions contained in this Article 17 nor an acceptance by Landlord of any such assignee, sublessee, claimant or occupant as Tenant, nor be deemed to release Tenant from the further performance of all of Tenant’s obligations under this Lease.  If Landlord shall decline to give its consent to any proposed assignment, Tenant shall indemnify and hold harmless and defend Landlord from and against any Liabilities arising from or relating to any claims that may be made against Landlord by the proposed assignee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment.

ARTICLE 18

CONDITIONS OF LIMITATION

Section 18.01.  Bankruptcy or Insolvency of Tenant.   To the extent permitted by Laws, this Lease, and the Term and estate hereby granted, are subject to the limitation that, whenever Tenant shall make an assignment for the benefit of creditors, or shall consent to, or acquiesce in, the appointment of a liquidator, receiver, trustee, or other custodian for itself or for the whole or any part of its properties or assets, or shall commence a voluntary case for relief under the United States Bankruptcy Code (“Bankruptcy Code”) or file a petition or take advantage of any bankruptcy or insolvency act or applicable law of like import, or whenever an involuntary case under the Bankruptcy Code shall be commenced against Tenant, then, Landlord (a) at any time after Landlord learns of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues for sixty (60) days, may give Tenant a notice of intention to end the Term upon the expiration of three (3) days from the date of service of such notice of intention, and upon the expiration of such three (3) day period, this Lease and the Term and estate hereby granted shall terminate with the same effect as if such date were the Expiration Date, provided, however, that Tenant shall remain liable for damages as provided in Article 20.

Section 18.02.  Rights and Obligations Under the Bankruptcy Code.    Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and/or as debtor in possession, and any trustee who may be appointed, agree to perform each and every obligation of Tenant under this Lease, including, without limitation, the manner of “operation” as provided in Article 7, until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court.  If this Lease is assumed, whether by Tenant or any trustee or by any assignee or successor to Tenant or such Trustee (the “Assuming Entity”), in addition to any other conditions or obligations imposed upon the Assuming Entity, shall be the following obligations and conditions: (i)  the cure of any monetary defaults and the reimbursement of any pecuniary loss of Landlord, such cure to be made immediately upon entry of a court order providing for assumption by and/or assignment to the Assuming Entity; (ii) the deposit of a sum equal to two (2) months’ Base Rent and other charges, to be held pursuant to the terms of Article 27 of this Lease; (iii) the use of the Premises for the Permitted Use; (iv) the payment of Tenant’s Proportionate Share of any Operating Expenses which may then be due or which may thereafter become due pursuant to the provisions of Articles 8 and 9; (v) the Assuming Entity demonstrates in writing that it has sufficient background, including, without limitation, substantial experience and financial ability to operate an establishment out of the Premises in the manner contemplated in this Lease, as did Tenant at the time of the execution of this Lease; (vi) the prior consent has been obtained of any mortgagee or holder of a deed of trust to which this Lease has been assigned as collateral security, if necessary; and (vii) no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.  Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption as Landlord shall reasonably request.

Section 18.03.  Other Conditions of Limitation.    This Lease, and the Term and estate hereby granted, are subject to the further limitations that:

(a)  If Tenant shall fail to pay on the day same is due and payable any Rental and any such Rental shall remain unpaid for ten (10) days after Landlord shall have given a written notice to Tenant specifying Tenant’s failure to do so; provided, however, that Landlord shall not be required to give such notice more than two (2) times during any calendar year, then, thereafter, any such failure to pay Rental on the date when same is due and payable shall entitle Landlord to exercise the rights hereinafter provided in the event of Tenant’s default without further notice; or

(b)If Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant’s obligations or covenants under this Lease, and if such situation shall continue and shall not be remedied by Tenant within twenty (20) days after Landlord shall have given to Tenant a written notice specifying the same, or in the case of a happening or default which cannot with due diligence be cured within a period of twenty (20) days and the continuance of which for the period required for cure will not subject Landlord to the risk of criminal liability or termination of any superior lease or foreclosure of any superior mortgage or deed of trust, if Tenant shall not (i) within such twenty (20) day period advise Landlord of Tenant’s intention to duly institute all steps necessary to remedy such situation, (ii) duly institute within such twenty (20) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the same, and (iii) complete such remedy within such time after the date of the giving of such notice to Landlord as shall reasonably be necessary;

Then, in any of the foregoing events, Landlord may give Tenant a notice of intention to end the Term at the expiration of three (3) days from the date of such notice and, upon the expiration of such three (3) day period, this Lease and the Term and estate hereby granted shall expire and terminate with the same effect as if such day were the Expiration Date, provided, however, that Tenant shall remain liable for damages as provided in Article 20.

Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

ARTICLE 19

RE-ENTRY BY LANDLORD

Section 19.01.  Re-entry.     If any of the events described in Section 18.01 or subparagraphs (a) or (b) of Section 18.03 shall occur, or upon the Expiration Date, whether or not Landlord has elected to terminate this Lease, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises or any part thereof, in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution, or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein.  The word “re-enter” as used in this Article 19 is not restricted to its technical legal meaning.  If this Lease is terminated under the provisions of Article 18, or if Landlord shall re-enter the Premises under the provisions of this Article 19 or in the event of the termination of this Lease or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of Laws by reason of Tenant’s default under this Lease, beyond applicable notice and cure periods, Tenant shall pay to Landlord the Rental payable by Tenant to Landlord through the date of such termination, or through the date of such recovery of possession, as the case may be, and shall also pay to Landlord damages as provided in Article 20.

Section 19.02.  Other Remedies.  In the event of a breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction.  The special remedies to which Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for in this Lease.

Section 19.03.  Retention of Monies in Landlord’s Possession.    If this Lease is terminated under the provisions of Article 18, or if Landlord shall re-enter the Premises under the provisions of this Article 19, or in the event of the termination of this Lease or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of Laws by reason of Tenant’s default under this Lease, beyond applicable notice and cure periods, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance Rental, security, or otherwise, but such monies shall be credited by Landlord against any Rental due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 20 or pursuant to Laws.

ARTICLE 20

DAMAGES

Section 20.01.  Measure of Damages.  If this Lease is terminated under the provisions of Article 18, or if Landlord shall re-enter the Premises under the provisions of Article 19, or in the event of the termination of this Lease or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of Laws by reason of Tenant’s default under this Lease, beyond applicable notice and cure periods, Tenant shall pay to Landlord within fifteen (15) days of Landlord’s written demand as damages, in a single lump sum, the total of:

(a) all Base Rent and Additional Rent due and payable and unpaid under this Lease as of the date of Landlord’s reentry, termination and/or dispossession by summary proceedings or otherwise;

(b) all Additional Rent and damages payable pursuant to the provisions of Section 3.02 hereof;

(c) all reasonable third party out of pocket costs and expenses incurred by Landlord in connection with its termination of this Lease and/or recovery of possession of the Premises and/or in removing all persons and property therefrom and/or recovering from Tenant the Rental and damages specified in this Article 20 or any other sums and damages to which Landlord may be entitled under applicable Laws; and

(d) all reasonable costs and expenses incurred by Landlord in curing any covenant or condition on the part of Tenant to be observed or performed under this Lease which Tenant shall have failed to perform, following any applicable notice and cure periods, as of the date of such termination or reentry absent termination.

In addition to the foregoing amounts, Tenant shall remain liable for and shall pay, on the days originally fixed under this Lease for the payment thereof, amounts equal to the installments of Rental reserved under this Lease as would, under the terms of this Lease, become due and payable if this Lease had not been terminated or Landlord had not reentered the Premises absent termination, whether the Premises be relet, or remain vacant in whole or in part for the remainder of the Term of for a period less than the remainder of the lease term, up to but not exceeding the amount of any deficiency then existing after giving due credit for any net proceeds of any reletting after deducting all of Landlord’s reasonable costs and expenses incurred in connection with such reletting of the Premises or any portion thereof for the whole or any part of the remainder of the then current Term or for a longer period (which reletting Landlord may do at its election, either in its name or as agent for Tenant), including, without limitation, brokerage and attorneys’ fees in connection with any new lease, and reasonable costs of Landlord in repairing or altering the Premises for the new tenant and any reasonable tenant allowance or other concessions granted or paid by Landlord.  The failure of Landlord to re‑let the Premises or any part thereof shall not release Tenant or affect Tenant’s liability for damage.  If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting.  If the Premises or any part thereof be relet by Landlord for the unexpired portion of the Term or any part thereof, then the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting.  Suit or suits for the recovery of such deficiency or damages, or for a sum equal to any installment or installments of Rental payable under this Lease, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date on which the lease term hereof would have expired by its own terms had there been no such default by Tenant or no such termination or reentry absent termination.  In no event shall Tenant be entitled to receive any excess of such net rents over the Rental payable by Tenant to Landlord under this Lease, nor shall Tenant be entitled, in any suit for the collection of damages pursuant to this Article 20 to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord.

Section 20.02.  No Limitation of Remedies.     Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the Expiration Date.  Nothing herein contained shall be construed to limit or preclude recovery by Landlord of any sums or damages to which, in addition to the damages provided above, to which Landlord may lawfully be entitled by reason of Tenant’s default under this Lease, beyond applicable notice and cure periods.  Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this Lease or reentry into the Premises, an amount equal to the maximum allowed by any Laws in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 20.01; provided; however, in no event shall Landlord be entitled to an acceleration of rents regardless of the availability of such a remedy under any applicable Laws.

ARTICLE 21

WAIVERS

Section 21.01.  Waiver of Right of Redemption.    Tenant hereby waives all right and privilege, under, or by reason of, any present or future Laws, to redeem the Premises or to have a continuance of this Lease for the Term after being dispossessed or ejected therefrom by process of law.

Section 21.02.  Waiver of Right to Jury Trial.    Tenant and Landlord hereby waive trial by jury in any action, proceeding, or counterclaim brought by Landlord against Tenant or Tenant against Landlord, as the case may be, with respect to any matter whatsoever in connection with this Lease, or the use or occupancy of the Premises.

Section 21.03.  Waiver of Right to Counterclaim.    Tenant hereby waives any right to interpose any noncompulsory counterclaim in any summary action or proceeding brought by Landlord in connection with this Lease.

ARTICLE 22

ESTOPPEL CERTIFICATES, ATTORNMENT AND SUBORDINATION

Section 22.01.  Estoppel Certificates.  Tenant shall, without charge, at any time and from time to time (but not more than once in any Twelve (12) month period except in the event of a sale or refinancing of the Building), within ten (10) days after receipt of written notice therefor from Landlord or from any mortgagee under any mortgage encumbering the Building, deliver, in recordable form, a duly executed and acknowledged certificate or statement to the party requesting such certificate or statement or to any other person, firm or corporation reasonably designated, certifying:  (a) that this Lease is unmodified and in full force and effect, or, if there has been any modification, that this Lease is in full force and effect as modified, and stating any such modification; (b) the Commencement Date; (c) that the Rental is paid currently without any off-set or defense thereto, except as expressly set forth in the Lease; (d) the dates to which the Rental has been paid, and the amount of Rental, if any, paid in advance; (e) whether or not there is then existing any claim of Landlord’s default under this Lease and, if so, the nature thereof; and (f) any other matters relating to the status of this Lease as shall be reasonably requested, provided that, in fact, such facts are accurate and ascertainable.

Section 22.02.  Attornment.  If any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by Landlord covering the Premises, or if Landlord sells, conveys or otherwise transfers its interest in the Building or any portion thereof containing the Premises, or in the event the lessor under any superior lease shall succeed to Landlord’s interests under this Lease, this Lease shall remain in full force and effect and Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner and Tenant whereby Tenant attorns to such successor in interest and recognizes such successor as the Landlord under this Lease.  Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and Tenant shall look solely to the successor landlord for the return of the Security Deposit, except that the successor landlord shall not:

(a)be liable for any previous act or omission of Landlord under this Lease, except to the extent that the same is continuing and Tenant has given successor landlord notice thereof;

(b)  be subject to any offset not provided for in this Lease, which shall have theretofore accrued to Tenant against Landlord; and

(c) be bound by any previous modification of this Lease not provided for in this Lease, or by any previous prepayment of more than one month’s Base Rent, unless such modification or prepayment shall have been approved in writing by the lessor of such superior lease or the holder of such mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord under this Lease.  Landlord shall promptly attempt to obtain the consent of the lessor of each superior lease and the holder of each superior mortgage to any modification of this Lease or prepayment agreed to by Landlord and Tenant if such consent is required under the terms of the superior lease or mortgage, as the case may be.

Section 22.03.  Notices to Lessors and Mortgagees.    Intentionally omitted

Section 22.04.  Subordination.     This Lease shall be automatically subordinate to any mortgages that are now, or may hereafter be, placed upon the Premises and to any and all advances to be made thereunder, and to the interest thereon, and to all renewals, replacements and extensions thereof. Any mortgagee may elect to have this Lease constitute a lien prior to its mortgage, and in the event of such election and upon notification by such mortgagee to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage, whether this Lease is dated prior to or subsequent to the date of such mortgage.  Upon the request of Landlord, or any mortgagee, Tenant shall execute whatever instruments may be reasonably required by Landlord or by any mortgagee to carry out the intent of this Section 22.04 and, in addition, shall execute and deliver such further instruments containing modifications of this Lease, so long as such modifications do not increase Tenant’s monetary obligations under this Lease or otherwise materially and adversely affect Tenant’s rights or privileges under this Lease.  With respect to Landlord’s mortgagee as of the date hereof, Landlord and Tenant shall execute, concurrent with its execution of this Lease, a subordination non-disturbance and attornment agreement in the form of Exhibit D attached hereto, and Landlord shall provide a Lender-executed copy of the same to Tenant within a reasonable period after the execution of this Lease.  Notwithstanding anything to the contrary contained herein, in order for this Lease to be subordinate to any future mortgages, Landlord shall be required to provide Tenant with a subordination non-disturbance and attornment agreement in a form reasonably acceptable to Tenant.

Section 22.05.  Remedies.      Failure of Tenant to execute any statements, certificates or instruments necessary or desirable to effectuate the foregoing provisions of this Article 22, within ten (10) days after written request so to do by Landlord, followed by a failure of Tenant to execute the same within five (5) days following a second written request, shall constitute a breach of this Lease.

ARTICLE 23

CURING TENANT’S DEFAULTS

Section 23.01.  Landlord’s Right to Cure Tenant’s Defaults.   If Tenant shall default in the performance of any of Tenant’s obligations under this Lease after the giving of notice and the expiration of the applicable grace period therefor as provided in this Lease (except in the event of an emergency threatening imminent harm to life or property), Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, if such default remain uncured, or Tenant has not commenced a cure and diligently prosecuted the same, for an additional two (2) business days after Landlord shall have given Tenant notice by either facsimile or mail of its intent to effect such cure.

Section 23.02.  Landlord’s Expenses of Cure. Bills for any expenses incurred by Landlord in connection with any performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable attorneys’ fees, involved in collecting or endeavoring to collect the Rental or any part thereof not paid when due or enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Lease, or pursuant to Laws, including any such cost, reasonable expense and disbursement involved in re-entering the Premises, instituting and prosecuting summary proceedings, as well as bills for any property, material, labor, or services provided, furnished, or rendered, by Landlord or at its instance to Tenant, all at the written request of Tenant (all of which expenses shall constitute items of Additional Rent), may be sent by Landlord to Tenant monthly or immediately at Landlord’s option, and shall be due and payable within thirty (30) days following presentation of such bills and any reasonable backup information to Tenant.

ARTICLE 24

ACCESS BY LANDLORD

Section 24.01.  Right of Entry.    Landlord and Landlord’s agents shall have the right upon at least twenty-four (24) hours prior written notice to enter the Premises at all times during Tenant’s normal business hours to examine the same and to show them to prospective purchasers or mortgagees provided such entry shall not materially interfere with Tenant’s business.  Landlord or Landlord’s agents shall have the further right to enter the Premises upon twenty-four (24) hours prior written notice to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable to the Premises and/or Building (including, without limitation, such measures as may be necessary or desirable to cure Tenant’s default, as set forth in Section 23.01) and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the Rental shall not abate while such repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.  Landlord may, at reasonable times upon reasonable written notice during the twelve (12) months prior to the Expiration Date, exhibit the Premises to prospective tenants.  Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business by virtue of the foregoing, and Tenant shall be entitled to have a representative present for any access by Landlord in exercising its rights under this Section 24.01.  Landlord shall be permitted to enter the Premises without notice and at all times in connection with an emergency.

Notwithstanding the foregoing, Tenant, at its own expense may, as hereinafter set forth, designate one or more areas of the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access for any reason whatsoever, except as otherwise provided below).  Tenant may, from time to time, exercise its right to create Secure Areas by delivering to Landlord, for Landlord’s written approval, a plan showing the location of any such Secure Areas.  Landlord agrees that it will not unreasonably withhold, condition or delay such consent.  If Landlord must gain access to a Secure Areas in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access.  Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”).  Tenant shall make an Escort available to Landlord during business hours.  At all times, Landlord shall comply with all reasonable security measures of the Tenant pertaining to the Secure Areas.  If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort.  If practicable under the circumstances, Landlord shall immediately notify (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort.  In any such event, except (subject to Section 14.09 of this Lease) to the extent resulting from Landlord’s negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord.  Landlord shall have no obligation to provide either janitorial service or cleaning in the Secure Areas unless Tenant shall make arrangements to have an Escort in the Secure Areas at the time such service or cleaning is provided to the remainder of the Premises.

ARTICLE 25

TENANT’S PROPERTY

Section 25.01.  Taxes on Tenant’s Property.     Tenant shall be responsible for, and shall pay, prior to delinquency, any and all taxes, assessments, levies, fees and other governmental charges of every kind or nature (collectively “Charges”) levied or assessed by and municipal, county, state, federal or other taxing or assessing authority upon, against or with respect to (i) the Premises or any leasehold interest therein, or any use thereof, including, without limitation, any use and/or occupancy tax, (ii) all fixtures, furnishings, equipment, merchandise and personal property of any kind owned by Tenant and placed, installed or located in, within, upon or about the Premises, and (iii) all or any portion of the Rentals payable by Tenant to Landlord; irrespective of whether any of such items described in clauses (i) through (iv) above are assessed as Tenant’s real or personal property, and irrespective of whether any of such items are assessed to or against Landlord or Tenant.  If at any time during the Term any of such Charges are not levied and assessed separately and directly to Tenant (for example, if the same are levied or assessed to Landlord, or upon or against the Building and/or the land underlying the Building), Tenant shall pay to Landlord Tenant’s reasonable share thereof as reasonably determined by Landlord.

ARTICLE 26

HOLDING OVER

Section 26.01.  Holding Over.  (a)  If this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the Expiration Date or earlier termination of the Lease, irrespective of whether or not Landlord accepts Rental from Tenant for a period beyond the Expiration Date, Tenant’s occupancy of the Premises after the Expiration Date shall be upon all the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as Base Rent an amount equal to One Hundred Fifty percent (150%) of the monthly installment of the total Rental (i.e., Base Rent and Additional Rent) payable by Tenant during the last year of the Term (i.e., the year immediately prior to the holdover period).

(b)  If Tenant shall holdover or remain in possession of any portion of the Premises beyond Thirty (30) days following the Expiration Date, whether or not Landlord accepts any Rental for a period beyond the Expiration Date, Tenant shall be subject not only to summary proceeding and all damages related thereto, but also to any damages arising out of any lost opportunities (and/or new leases) by Landlord to relet the Premises (or any part thereof).  All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

ARTICLE 27

SECURITY

Section 27.01.  Security.  The Security Deposit is payable by Tenant to Landlord upon execution of this Lease and shall be held by Landlord, together with any security paid to Landlord pursuant to the provisions of Section 18.02 (collectively, the “Security”), as security for the faithful performance of all of the terms, covenants and conditions of this Lease.  Landlord shall in no event be obligated to apply the Security to Rental in arrears or damages for Tenant’s default, although Landlord may so apply the Security, at its option.  The Security, if not applied toward the payment of Rental in arrears or toward the payment of damages suffered by Landlord by reason of Tenant’s default, shall be returned to Tenant without interest within thirty (30) days following the expiration of this Lease provided that Tenant has vacated the Premises and delivered possession thereof to Landlord in accordance with the terms of this Lease. Landlord shall not be obligated to keep the Security as a separate fund and may commingle the Security with its own funds.  If Landlord applies the Security in whole or in part, Tenant shall, within Ten (10) days of Landlord’s written demand, deposit sufficient funds to maintain the Security Deposit in an amount equal to at least Two (2) month’s Base Rent failure of which shall be deemed a default under this Lease.

ARTICLE 28

LANDLORD’S LIABILITY

Section 28.01.  Transfer of Landlord’s Interest.     In the event of any transfer or transfers of Landlord’s interest in the Premises, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer, provided that (a) the interest of the transferor, as Landlord, in any funds then in the hands of Landlord in which Tenant has an interest shall be turned over, subject to such interest, to the then transferee; and (b) notice of such sale or other transfer shall be delivered to Tenant.  No lessor under a superior lease, holder of a mortgage or beneficiary of a deed of trust to which this Lease is or may be subordinate, shall be responsible for any security received hereunder, unless such lessor, mortgagee or beneficiary of such deed of trust shall have actually received the security.

Section 28.02.  Limitation of Liability.     Notwithstanding anything to the contrary provided in this Lease, there shall be absolutely no personal liability on the part of Landlord or any officer, director, shareholder, partner, member, employee or agent of Landlord, whether disclosed or undisclosed (or any successor corporate landlord or any partner of any limited or general partnership which may become Landlord or any individual or other entity), with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the interest, income or equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of a breach or default by Landlord of any of the terms, covenants and conditions of this Lease, such exculpation of personal liability to be absolute and without any exception whatsoever. No other property or assets of Landlord, any successor to Landlord, or any officer, director, shareholder, partner, member, employee or agent of Landlord or any successor to Landlord, shall be subject to judgment, levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease or the use or occupancy of the Premises.  In no event shall Landlord or Tenant be responsible to each other or anyone claiming by, through or under either party for consequential, indirect or punitive damages, except as may be expressly provided for in Section 26.01.

ARTICLE 29

BROKERAGE CLAIMS

Section 29.01.  Brokerage Claims.     Each party represents and warrants to the other that it has dealt with no broker or agent in connection with this Lease other than Jones Lang LaSalle Brokerage Inc. and Newmark Knight Frank (the “Brokers”) and agrees to indemnify, hold harmless and defend the other party from and against any and all Liabilities arising from or relating to a breach of the foregoing representation and warranty.  Landlord shall pay any fee or commission due the Brokers per separate agreement.

ARTICLE 30

PARKING

Section 30.01 Parking.  Landlord shall maintain a parking ratio in the parking area of the building at a ratio of four (4) parking space per one thousand (1,000) rentable square feet.  All parking spaces shall be for the use of Tenant’s employees and customers and other invitees at no additional charge to Tenant.  All of the foregoing parking spaces shall be on a non-exclusive, “first-come-first-served” basis, however, Nineteen (19) of such parking space shall be reserved for Tenant’s exclusive use, in a location as determined mutually by Landlord and Tenant and as identified on Exhibit E (“Tenant’s Designated Parking”), such location to be relocated if necessary, to a location as determined mutually by Landlord and Tenant.  The parking area, driveways, walkways and any other common areas shall be unattended and subject to reasonable Rules and Regulations to be promulgated by Landlord from time to time; provided, however, in the event of a conflict between such Rules and Regulations and this Lease, the terms and conditions of this Lease shall control. Except to the extent caused by the negligence or willful misconduct of the Landlord or its employees, agents or contractors, the use of the parking area shall be at the risk solely of the individual vehicle owners and users, and Landlord shall not be liable for death or injury to persons in connection with any use of the parking area, nor for any loss or damage, by theft, collision, casualty or otherwise, to any vehicle or its contents.  Subject to Tenant’s rights as to Tenant’s Designated Parking, on reasonable prior notice to Tenant, Landlord shall have the right to require Tenant’s employees to park in an employee parking area designated by Landlord.

ARTICLE 31

TERMINATION RIGHT

Section 31.01.  Termination Right.  Notwithstanding anything to the contrary herein, provided and upon condition that Tenant is not in default of this Lease beyond applicable cure periods at the time Tenant delivers the Early Termination Notice or on the Early Termination Date, Tenant shall have a one-time option to terminate this Lease, effective the first day of the ninety-seventh (97th) month after the Commencement Date of this Lease, (such date, the “Early Termination Date”) only exercisable by Tenant giving Landlord written notice of Tenants election to terminate this Lease (the “Early Termination Notice”), which Termination Notice must be received by Landlord on or before the first day of the eighty-fifth (85th) month after the Commencement Date of this Lease, time being of the essence of such date. As consideration for and a condition precedent to Landlord granting to Tenant the option to terminate the Lease as set forth herein, the Termination Notice shall be accompanied by a certified or cashier’s check made payable to the order of the Landlord in the amount of the Termination Payment (as defined below). Failure of Tenant to timely deliver the Early Termination Notice and/or the Termination Payment shall terminate any option or right Tenant may have hereunder. In the event Tenant delivers the Termination Notice and the Termination Payment to Landlord in a timely manner, Tenant shall nonetheless be responsible to continue to comply with all of the terms and conditions and perform all of its obligations contained in the Lease, including, but not limited to, the payment of all Base Rent and Additional Rent and other charges accruing under the Lease through and including the Termination Date. For the purposes hereof, the Termination Payment shall mean an amount equal to the sum of the following: (i) the sum of Three Hundred Twenty-One Thousand Seven Hundred Ninety-Eight and 26/100 Dollars ($321,798.26); plus (ii) the unamortized portion of all of Landlord’s leasing costs, including any costs associated with Landlord’s Work as set forth in Article 6, any allowances, abatements and brokerage commissions in connection with the Lease, and any actual third party out of pocket legal fees and costs incurred with the drafting, negotiation, and completion of this Lease, amortized over the Term at an interest rate of eight percent (8%) (the “Termination Payment”).

ARTICLE 32

MISCELLANEOUS

Section 32.01.  Successors and Assigns.      All rights and liabilities given to or imposed under this Lease upon the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and permitted assigns of such parties, and if there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and conditions of this Lease.

Section 32.02.  Rules and Regulations.   Tenant shall comply with and observe all reasonable rules and regulations established by Landlord from time to time and of which Landlord has given Tenant prior written notice.  Tenant’s failure to keep and observe such rules and regulations shall constitute a breach of the terms of this Lease in the same manner as if such rules and regulations were contained herein as covenants.  In the case of any conflict between the terms and conditions of such rules and regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall be controlling.

Section 32.03.  Joint and Several Liability.     If more than one person or entity is executing this Lease as Tenant, each such person or entity shall be jointly and severally liable for the obligations of Tenant under this Lease.

Section 32.04.   Tenant Damages.     In any instance where the obtaining of Landlord’s consent or approval shall be required under this Lease, the failure of Landlord to give such consent or approval shall not render Landlord liable for damages, and Tenant’s sole remedy in such event shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has agreed not to unreasonably withhold its consent or where, as a matter of law Landlord may not unreasonably withhold its consent.

Section 32.05.   Covenant of Quiet Enjoyment.     Upon payment by Tenant of the Rental and upon the observance and performance of all of the covenants, terms and conditions on Tenant’s part to be observed and performed under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease, and any mortgage, deed of trust or lease to which this Lease is subordinate.

Section 32.06.  Waiver.   The subsequent acceptance of Rental by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any of the terms, covenants or conditions of this Lease, other than the failure of Tenant to pay the particular Rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rental.  In particular, but without limitation, if Tenant assigns or transfers its interest in this Lease contrary to the terms of this Lease, any acceptance by Landlord of such assignee’s or transferee’s payment shall not be deemed to be a waiver of the restrictions set forth in Articles 17 or 18.  One or more waivers of a breach of any covenant or condition shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent to or approval of any act requiring consent or approval shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent similar act.  The failure of Landlord to insist upon the strict performance of any of the terms, covenants or conditions contained in this Lease shall not be deemed a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default in the performance of the terms, covenants or conditions herein contained.  No breach by Tenant of a covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord.  No act or thing done by Landlord or Landlord’s agents shall be deemed an acceptance of surrender of the Premises and no agreement to accept such surrender shall be valid unless in a writing signed by Landlord.

Section 32.07.  Interpretations.  Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, and neither the method of computation of Rental, nor any other provision contained herein, nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.  Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Section 32.08.  Force Majeure.  If either party hereto shall be delayed in the performance of its construction or maintenance and/or repair obligations, by reason of strikes, lockouts, labor troubles or inability to procure materials, or shall at any time be so delayed by reason of failure of power, restrictive Laws or reasons of a similar nature not the fault of the party delayed in performing or doing the acts required under this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  In no event shall the provisions of this Section 32.08 operate to excuse Tenant from payment of any Rental.

Section 32.09.  Notices. Unless specifically stated to the contrary in this Lease, any notice, demand, request or other instrument which may be or is required to be given by Tenant or Landlord under this Lease or by Laws (“Notices”) shall be in writing and sent by national overnight delivery service or by United States certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given, if sent by national overnight delivery service, as of the first (1st) weekday upon which delivery is first attempted and, if sent by United States Certified Mail, as of the third (3rd) business day following deposit in the United States mail.  Notices given in accordance with this Section 32.09 shall be addressed (a) if to Landlord, at the address first set forth hereinabove or at such other address as Landlord may designate by notice given in accordance with this Section 32.09 (in each case with copies delivered by e-mail to: bfishbane@broadmgmt.com), and (b) if to Tenant, at the address set forth for Tenant in the first paragraph of this Lease until Tenant shall take occupancy of the Premises, and thereafter at the Premises, Attn: Michael Kalb and Donna Pasek (in each case with copies delivered by e-mail to: michael.kalb@amarincorp.com and donna.pasek@amarincorp.com) or such other address as Tenant shall designate by notice given in accordance with this Section 32.09.  Notices may be given by the attorneys for the respective parties.

Section 32.10.  Captions and Section Numbers.  The captions, section numbers, article numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease, nor in any way affect this Lease.

Section 32.11.  Recording. Tenant shall not record this Lease.

Section 32.12. Furnishing of Financial Statements. Upon Landlord's request (but not more frequently than annually), Tenant shall promptly furnish Landlord with a balance sheet reflecting Tenant's current financial condition, in a form and detail consistent with what was provided to Landlord by Tenant prior to the execution of the Lease.

Section 32.13.  Accord and Satisfaction.     Payment by Tenant or receipt by Landlord of a lesser amount than the Rental may, at Landlord’s sole option, be deemed to be on account of the earliest due Rental or deemed to be on account of Rental owing for the current period only, notwithstanding any instructions by or on behalf of Tenant to the contrary, which instructions shall be null and void, and no endorsement or statement on any check or any letter accompanying any check or payment as Rental shall be deemed an accord and satisfaction except with Landlord’s written consent, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rental or pursue any other remedy in this Lease or at law or in equity against Tenant unless otherwise agreed in writing.

Section 32.14.  Execution of Lease; No Option.     The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises situated in the Building.  The return to Landlord of Tenant-executed copies of this Lease shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval, until Landlord has in fact executed and actually delivered a fully-executed copy of this Lease to Tenant.

Section 32.15.  Governing Law and Jurisdiction.  This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey.  If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each remaining provision of the Lease shall be valid and enforceable to the fullest extent permitted by Law.  Landlord and Tenant hereby irrevocably submit themselves to the exclusive jurisdiction of the state courts of the State of New Jersey and the United States District Court, District of New Jersey in the event of any action or controversy concerning this Lease or the Premises, Building or Property.

Section 32.16.  Certain Rules of Construction.     Time is of the essence in this Lease.  Landlord and Tenant have had substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease.  Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

Section 32.17.  Authority.    The person executing this Lease on behalf of Tenant does hereby represent and warrant to Landlord that Tenant is a duly organized and validly existing corporation, that Tenant has organized in or is qualified to do business in the State of New Jersey, that all Tenant’s franchise taxes have been paid to date, that Tenant has the full right, power and authority to enter into and perform this Lease, and that each person signing this Lease on behalf of Tenant is authorized to do so and to bind Tenant to the terms of this Lease.  The person executing this Lease on behalf of Landlord does hereby represent and warrant to Tenant that Landlord is a duly organized and validly existing limited liability company, that Landlord has organized in or is qualified to do business in the State of New Jersey, that Landlord has the full right, power and authority to enter into and perform this Lease, and that each person signing this Lease on behalf of Landlord is authorized to do so and to bind Landlord to the terms of this Lease.

Section 32.18.OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

Section 32.19.Back-Up Generator.  Tenant shall have the right, upon Tenants request, to use up to Tenant’s Proportionate Share of capacity of the emergency back-up generator (the “Back-Up Generator”) currently located in the Building. If Tenant so requests, then Tenant may, at its sole cost and expense, tie-into the Back-Up Generator, subject to the reasonable rules and guidelines adopted from time to time by Landlord with respect thereto, and to all applicable laws, codes, regulations and guidelines. Any and all work and improvements to be performed by Tenant to effectuate Tenants tie-in to the Back-Up Generator (such as installing conduits, and connections from the Back-Up Generator to the Premises) shall be considered to be an Alteration, shall be performed in accordance with the provisions of Article 12 of this Lease, and shall be subject to Landlords review and prior written consent in all respects, such approval not to be unreasonably withheld, conditioned or delayed. In the event Tenant elects to tie-into the Back-Up Generator, Tenant shall pay, as Additional Rent, within thirty (30) days after receipt of invoices therefor from Landlord, a pro rata share of the annual fuel and maintenance charges for the Back-Up Generator, which pro rata share shall be based on a ratio, the numerator of which is Tenants total usage of Back-Up Generator capacity and the denominator of which is the aggregate usage of Back-

Up Generator capacity at the applicable period of time.  In addition, Tenant, at Tenant’s sole cost and expense, shall be entitled to install its own generator, at a location to be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  Tenant’s installation of such generator shall be in accordance with Article 12 of this Lease and shall be in compliance with all applicable Laws.

Section 32.20.Signatures and Counterparts.  This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.   The parties may execute and deliver the counterparts of this Lease and any ancillary documents electronically by facsimile or email.  The electronic copies of the signatures of the parties will be as valid and binding on the parties as original ink signatures. The receiving party may rely on the receipt of the document executed and delivered electronically as if the original had been received.  The parties authorize each other to detach and combine signature pages and consolidate them into a single document.  Any one of the completely executed counterparts shall be sufficient proof of this Lease.

ARTICLE 33

Guaranty

Section 33.01. Guaranty.  Concurrent with Tenant’s execution and delivery of this Lease and as a material inducement to Landlord’s execution of this Lease, Tenant shall deliver to Landlord a guaranty from Amarin Corporation plc, a company organized under the laws of England and Wales (the “Guarantor”) of Tenant's obligations under this Lease in the form of Exhibit F attached hereto (the “Guaranty”).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date first above written.

Landlord:

440 Route 22 LLC

By: /s/David Elkouby
Print Name: David Elkouby
Title: Member

Tenant:

AMARIN PHARMA, INC.

By: /s/ John Thero

Print Name: John Thero
Title: President and Chief Executive Officer

Exhibits to Be Attached:

APremises Cross-Hatched

BPhase One Space Plan

B-1 Building Standards

CPhase Two Space Plan

DSubordination, Non-Disturbance & Attornment Agreement

ETenant’s Designated Parking Plan

FGuaranty Agreement

Schedule 2.05 – Existing Tenants with ROFO Rights

EXHIBIT A

PREMISES CROSS-HATCHED

[Intentionally Omitted]

EXHIBIT B

PHASE ONE FLOOR PLANS

[Intentionally Omitted]

EXHIBIT B-1
BUILDING STANDARDS

[Intentionally Omitted]

EXHIBIT C

PHASE TWO FLOOR PLANS

[Intentionally Omitted]

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE & ATTORNMENT AGREEMENT

THIS AGREEMENT is made this day of, 2019 by and among

parties referenced below as the Tenant, Lender, and Landlord concerning the Lease, Premises, Mortgage and Property referenced below.

Preliminary Statement

A.The following terms referenced in the introductory paragraph of this document shall have the meanings hereinafter noted:

LANDLORD:                       440 Route 22 LLC, a New Jersey limited liability company

TENANT:                             Amarin Pharma, Inc., a Delaware corporation

LENDER:                              _____________________, a Delaware limited liability company, its subsidiaries and/or affiliates, and their respective successors and assigns.

LEASE:Lease dated, ___2019, as nowamended (if

at all), by and between Landlord and Tenant for the Premises.

PREMISES:	Suite # ______; approximately67,747 rentable square feet of floor space located at the Property

MORTGAGE:                       The Mortgage, Security Agreement and Fixture Filing from

Landlord to Lender, dated and recorded approximately concurrently herewith or, if recording information has been inserted in this sentence, which Mortgage is dated , 201_ and

recorded with theCounty Registry of Deeds

in Book _____, Page ____.

PROPERTY:                         The land generally described in Exhibit A attached hereto and the buildings and improvements thereon now known as

, 440 US
Highway 22, Bridgewater, New Jersey.

B.Landlord and Tenant have entered into the Lease for the Premises located on the Property.

C.Lender is the holder of the Mortgage encumbering the Property and securing a loan from Lender to Landlord (the “Loan”).

D.The parties desire to establish certain rights of quiet and peaceful possession for the benefit of Tenant under the Lease and to define the terms, covenants and conditions precedent for such additional rights;

NOW, THEREFORE, in consideration of the foregoing, the various agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Landlord, Tenant and Lender covenant and agree as follows:

1.Definitions

As used herein, the terms “Landlord”, “Tenant”, “Lender”, “Lease”, “Premises”, “Mortgage” and “Property”, shall have the meanings ascribed to such terms in subsection A of the Preliminary Statement above. As used herein, “Lender” shall also include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Loan Documents or the acceptance of a deed or assignment in lieu of foreclosure or otherwise; “Mortgage” shall also include any renewal, modification, consolidation or extension of the same; “Successor Landlord” shall mean the successors-in-interest to Landlord’s interest under the Lease, including, without limitation, any Lender which shall become the owner of the Property by whatever means; “Property” shall also include improvements hereafter located thereon and the estates therein encumbered by the Loan Documents; “Loan Documents” shall include the Mortgage and all other now or hereafter existing instruments evidencing or securing the Loan; and “Default” shall mean an event of default or an event which, if uncured following the giving of notice  or passage of time, or both, would constitute an event of default.

2.Subordination

Subject to the terms of the following Section 3 and other provisions of this Agreement, the Lease, Tenant’s leasehold interest and all rights of Tenant created thereby, and any renewals, extensions, amendments, consolidations, replacements or modifications thereof, to the full extent of all sums due to Lender from Landlord, shall be, and are, completely and unconditionally subject, subordinate and at all times inferior to the lien and provisions of the Loan Documents, and to all of the terms, conditions, and provisions thereof, and all advancements made or to be made thereunder, as same may hereafter be amended, increased, renewed, modified, consolidated, replaced, combined, substituted, severed, split, refinanced, recast, or extended. The Loan Documents shall take priority over the Lease and shall be entitled to the same rights and privileges, both at law and in equity, as the Loan Documents would have had if they had been executed, delivered, and recorded prior to the execution, delivery, or recording of the Lease.

3.Non-Disturbance

As long as the Lease is in full force and effect, and the Tenant is not in default (following any required notices and beyond any period given Tenant in the Lease to cure such default) in the payment of rent, additional rent, or in the performance of any of the terms, covenants, or conditions of the Lease on Tenant’s part to be performed:

a)Tenant’s possession, use and quiet enjoyment of the Property under the Lease as well as Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof which may be effected in accordance with any renewal rights therefore in the Lease, shall not be diminished or interfered with by Lender;

b)	Tenant’s occupancy of the Property shall not be disturbed by Lender for any reason whatsoever, including any foreclosure proceeding or other action brought pursuant to the Loan Documents;
c)	the Lease shall not be terminated (except upon its terms or expiration of the term thereof) by Lender;

4.Tenant Not to be Joined in Foreclosure (Unless Necessary)

As long as Tenant is not in default (following any required notices and beyond any period given Tenant in the Lease to cure such default) in the payment of rents, additional rent, or in the performance of any of the other terms, covenants, or conditions of the Lease on Tenant’s part to be performed, Lender will not join Tenant as a defendant in any action or proceeding foreclosing the Loan Documents unless (i) such joinder is necessary to foreclose the Loan Documents, and then only for such purpose and not for the purpose of terminating the Lease, or (ii) Tenant is the Borrower or a guarantor of the Loan, in whole or part.

5.Tenant to Attorn to Successor Landlord

If the interest of Landlord shall be transferred to and owned by Lender or by any and all successors-in-interest to Lender or such other purchaser by reason of foreclosure, accepting a deed in lieu of foreclosure, or other proceedings, or some similar doctrine, brought by it in lieu of Landlord under the Lease, Tenant shall be bound to Successor Landlord under all of the terms, covenants, and conditions of the Lease for the balance of the term thereof remaining, and any extensions or renewals thereof which may be effected in accordance with any option therefore in the Lease, with the same force and effect as if Successor Landlord were the Landlord under the Lease, and Tenant does hereby, and will, affirm its obligations under the Lease, attorn to Successor Landlord as its landlord, without the execution of any further instruments, provided, Tenant shall be under no obligation to pay rent to Successor Landlord until Tenant receives written notice from Successor Landlord that Landlord is in default under the Loan Documents and/or that it has succeeded to the interests of Landlord under the Lease. The consent and approval of Landlord to this Agreement shall constitute an express authorization for Tenant to make such payment to Successor Landlord and Landlord waives any claim against Tenant for any rent payments made to Successor Landlord at Successor Landlord’s direction. The respective rights and obligations of Tenant and Successor Landlord upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals, shall be and are the same as now set forth therein, subject to paragraph 6 below, as well as paragraph 9 below concerning purchase options; it being the intention of the parties hereto for this purpose to incorporate the Lease in this Agreement by reference with the same force and effect as if set forth herein, subject to paragraph 6 below, as well as paragraph 9 below concerning purchase options.

Tenant agrees to execute and deliver at any time and from time to time upon the request of Landlord or any Successor Landlord (i) any reasonable instrument or certificate, as the case may be, reasonably deemed to be necessary or appropriate to evidence such attornment; and (ii) a replacement lease for the balance of the term of the Lease on the same terms and conditions as the Lease. Tenant waives the provisions of any statute or rule of law now or hereafter in effect that may give or purport to give it any right or election to terminate or otherwise adversely affect the Lease or the obligations of Tenant thereunder by reason of any foreclosure of similar proceeding.

6.Successor Landlord Not Bound by Certain Actions of Landlord

In the event that any Successor Landlord succeeds to the interest of Landlord under the Lease, such Successor Landlord shall not be:

a)    liable for any act or omission of any prior landlord (including Landlord), or to cure any default of any prior landlord (including Landlord) except to the extent that the same is continuing and Tenant has given Successor Landlord notice thereof;

b)    subject to any offsets, defenses or claims which Tenant may have against any prior landlord (including Landlord); except for offset rights available under the Lease;

c)    bound by any rent or additional rent which Tenant may have paid for more than one (1) month in  advance, or for any security or others deposit, whether or not still held by any prior landlord (including Landlord), unless such rent, additional rent or any security or other deposit was actually received by such Successor Landlord;

d)    bound by any agreement, amendment, modification, cancellation or termination of the Lease which was made without the prior written consent of Successor Landlord which consent may be withheld, conditioned, or delayed for any reason, in the sole discretion of Successor Landlord;

e)    obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, Tenant hereby acknowledging that Landlord has no obligation to reimburse Tenant for any work done by Tenant;

f)    required to make any general repairs to the Property, or to the Property required as a result of fire or other casualty, or by reason of condemnation, unless Successor Landlord shall be obligated under the Lease to make such repairs and Successor Landlord shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs;

g)    required to make any capital improvements to the Property in general or to the Property which  Landlord may have agreed to make, but had not completed;

h)    liable or responsible for payment of any brokerage or other commission or compensation due with respect to the Lease or any renewal, extension, expansion or other amendment thereof;

i)    liable to Tenant for any actions of its successors-in-interest upon Successor Landlord’s subsequent transfer of its interest in the Property.

Notwithstanding anything to the contrary, nothing contained herein shall limit Tenant’s rights,  defenses or remedies against a prior landlord (including Landlord) for any default by a prior landlord (including Landlord) under the Lease  which remains uncured following the time Lender or any Successor Landlord succeeds in interest  to Landlord under the Lease, nor relieve Lender or any Successor Landlord of the obligation to  cure ongoing defaults that are continuing following the date that Lender or any Successor Landlord succeeds in the interest of Landlord under the Lease, provided that Lender or Successor Landlord  (as applicable) is given written notice of such default and thereafter fails to cure the same within the  time period set forth in this Agreement.

7. Notices

a)Tenant shall promptly deliver written notice to Lender of any default of Landlord which would entitle Tenant to cancel the Lease or abate the rent payable thereunder. Lender shall have the right to cure such default within thirty (30) days. Tenant further agrees not to invoke any of its remedies under the Lease against Lender until the requisite time period has elapsed, or if the default cannot be reasonably cured within such time period, such longer period of time as may be reasonably necessary to cure such default, so long as Lender commences efforts to cure such default and prosecute such efforts with reasonable diligence including, without limitation, such time as may be necessary to foreclose on its Loan Documents, judicially, or by power of sale.

b)Any notice, direction, demand, request, permission, approval, consent, election or other communications given or made under this Agreement shall be in writing and shall be hand delivered or sent by FedEx or other reputable nationally recognized overnight courier service, and shall be deemed given when received at the following addresses:

If to Lender:If to Landlord:

c/o Shem Creek Capital

16 Laurel Avenue, Suite 20

Wellesley, Massachusetts 02481

Attn: Scott GoldbergAttn:

With copy to:If to Tenant:

Bernkopf Goodman, LLP

Two Seaport Lane

Boston, Massachusetts 02210
Attn: David L. Doyle, Esquire

8.Lease Termination

In the event Tenant exercises any right it may have to terminate the Lease by paying a lease cancellation fee, termination fee, surrender fee, settlement amount, accelerated rent or other such payment, as specified under the terms of the Lease (hereafter, the “Lease Termination Fee”), Tenant agrees to deliver such Lease Termination Fee to Lender or Successor Landlord. Lender or Successor Landlord shall hold such Lease Termination Fee in accordance with the terms of the Loan Documents. Any lease termination notice which must be given by Tenant to Landlord shall be given to Landlord or Successor Landlord, whichever is applicable, and to Lender.

9.Purchase Options

Any options or rights contained in the Lease to acquire title to the Property are hereby made subject and subordinate to the rights of Lender or Successor Landlord under the Loan Documents. Any right of Tenant to purchase the Property, including any right of first refusal, right of first offer, or similar provisions, shall not apply to a foreclosure sale of the Property by Lender pursuant to its rights under the Loan Documents and shall be extinguishable by any foreclosure of the Loan Documents. Any right of Tenant to cancel the Lease in order to move to other property to be leased or purchased from Landlord  and any right of Tenant to inducements to be provided by Landlord but not set forth in the Lease shall be extinguishable by any foreclosure of the Loan Documents.

10.Assignment of Lease

Notwithstanding that the Lease is being assigned by Landlord to Lender under the Loan Documents (which assignment Landlord hereby acknowledges), Lender assumes no duty, liability or obligation whatsoever under the Lease. All rent payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease unless and until Lender or Successor Landlord directs Tenant otherwise in writing, in which event, Tenant shall pay all future rent as directed. Under the provisions of the assignment, Tenant understands that, without the consent of Lender or Successor Landlord, the Lease cannot be amended in any respect or terminated (either directly or by the exercise of any option which could lead to termination) and consent cannot be given by Tenant to the release of any party having liability thereon.

11.Successors and Assigns

The terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, administrators, legal representatives, successors and assigns.

12.Miscellaneous

This Agreement (i) contains the entire agreement with respect to the subject matter hereof; (ii) may not be modified or terminated, nor may any provisions hereof be waived, orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, administrators, or assigns; (iii) shall inure to the benefit of, and be binding upon, the parties hereto, their successors and assigns and any purchaser and its or their respective heirs, personal representatives, successors and assigns (including, without limitation, (a) Tenant’s permitted assignees and (b) any purchaser of the Property at a foreclosure sale or any grantee under a deed in lieu of foreclosure).  This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page.

13. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is situated in connection with any action, claim or proceedings related to the Property.

EXECUTED as a sealed instrument as of the day and year first above written.

Witnesses:LANDLORD:

440 ROUTE 22 LLC

  __________________________                       By:

By:______________________________________

Its:_____________________________________
Duly Authorized

Witnesses:TENANT:

AMARIN PHARMA, INC.

   ____________________________                   By:______________________________________

Its:______________________________________
Duly Authorized

Witnesses:LENDER:

  _____________________________                  By:______________________________________

Its:_____________________________________
Duly Authorized

STATE OF

, ss.

On this _____ day of, 201_ before me, the undersigned notary public, personally appeared, proved to me through satisfactory evidence of identification,

which was, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

NOTARY PUBLIC

[Affix Notarial Seal]

Printed Name:

My Commission Expires:

STATE OF

, ss.

On this _____ day of, 201_ , before me, the undersigned notary public, personally appeared, proved to me through satisfactory evidence of identification,

which was, to be the person whose name is signed on the preceding or attached document, ason behalf of the Landlord, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

NOTARY PUBLIC

[Affix Notarial Seal]

Printed Name:

My Commission Expires:

STATE OF

, ss.

On this _____ day of, 201__, before me, the undersigned notary public,

personally appeared, proved to me through satisfactory evidence of identification, which was, to be the person whose name is signed on the preceding or attached document, as line on behalf of the Lender, and acknowledged to me that he/she signed it voluntarily for its stated purpose.

NOTARY PUBLIC

[Affix Notarial Seal]

Printed Name:

My Commission Expires:

EXHIBIT A

[Legal Description of Property Attached Hereto]

EXHIBIT E

TENANT’S DESIGNATED PARKING PLAN

[Intentionally Omitted]

EXHIBIT F

GUARANTY

Amarin Corporation plc, a company organized under the laws of England and Wales, with an office at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland (“Guarantor”) has requested that 440 Route 22 LLC (“Landlord”) to enter into a Lease of even date herewith (the “Lease”) with Amarin Pharma, Inc., a Delaware corporation (“Tenant”), covering certain premises located at 440 US Highway 22, Bridgewater, New Jersey, as more particularly described in the Lease.  In order to induce Landlord to enter into the Lease and in consideration of Landlord's entering into the Lease, Guarantor hereby guarantees, unconditionally and absolutely, to Landlord, its successors and assigns (without requiring any notice of non-payment, non-keeping, non-performance or non-observance or proof of notice or demand whereby to charge Guarantor all of which Guarantor hereby waives) the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions provided to be kept by Tenant under the Lease, including, without limitation, the payment as and when due of all Base Rent, Additional Rent, charges and damages payable by Tenant under the Lease, and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of such covenants, agreements, terms, provisions or conditions.  All capitalized terms not defined herein shall have the meanings ascribed to them in the Lease.

As a further inducement to Landlord to enter into the Lease and in consideration thereof, Guarantor hereby covenants and acknowledges as follows:

(1)Guarantor is the record and beneficial owner of an equity interest in Tenant.

(2)The obligations of Guarantor shall not be terminated or affected in any way or manner whatsoever by reason of Landlord's failure to resort to any summary or other proceedings, actions or remedies for the enforcement of any of Landlord's rights under the Lease or by reason of any extensions of time or indulgences granted by Landlord, or by reason of the assignment or surrender of all or any part of the Lease or the term and estate thereby granted or all or part of the Premises.  The liability of Guarantor is co-extensive with that of Tenant and also joint and several, and action or suit may be brought against Guarantor and carried to final judgment and/or completion and recovery had, either with or without making Tenant or any other guarantor a party thereto.  Insofar as the payment by Tenant of any sums of money to Landlord is involved, this Guaranty is a guaranty of payment and not of collection and shall remain in full force and effect until payment in full to Landlord of all sums payable under this Guaranty.  Guarantor waives any right to require that any action be brought against Tenant or to require that resort be had to any secured interest, security or to any other credit in favor of Tenant.

(3)If, pursuant to law or to any option granted by the Lease, the Lease shall be renewed or its terms extended for any period beyond the initial termination date of the Lease, or if the Lease be modified by agreement between Landlord and Tenant in any other respect, the obligations of Guarantor shall extend and apply with respect to the full and faithful keeping, performance and observance of all of the covenants, agreements, terms, provisions and conditions which under such renewal of the Lease or extension of its terms or which under any new lease or amendment or modification agreement, entered into for the purpose of express or confirming any such renewal, extension, inclusion, substitution or modification, are to be kept, performed and observed by Tenant (including, without being limited to, the payment as and when due of rent, additional rent, charges and damages provided for thereunder) and the payment of any and all after damages for which Tenant shall be liable by reason of any act or omission contrary to any of such covenants, agreements, terms, provisions or conditions.

(4) Neither Guarantor's obligation to make payment in accordance with the terms of this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Act of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release or limitation has occurred.

(5)This Guaranty shall be binding on Guarantor and its successors and assigns and inure to the benefit of Landlord and its successors and assigns.

(6)Guarantor waives the right to trial by jury in any action or proceeding in respect of this Guaranty.

(7)It is expressly understood and agreed by Guarantor and Landlord that all matters arising out of the Lease and this Guaranty, including the validity or any provisions hereof, are to be governed by, interpreted and construed in accordance with the laws of the State of New Jersey (without giving regard or effect to any conflicts of law rules or other choice of law rules).

(8)With respect to any dispute or legal action of any kind arising from the terms of this Guaranty that any party may have, either during the term of this Guaranty or thereafter, it is expressly agreed that such action shall be brought either in the state courts of the State of New Jersey (or in the United States District Court for the District of New Jersey, to the extent such court has jurisdiction thereof), and that such court shall be deemed to be the court of sole and exclusive jurisdiction and venue for the bringing of such action. The foregoing consent to jurisdiction and venue shall not constitute general consent by Guarantor to jurisdiction and venue in the State of New Jersey for any purpose except as provided herein and shall not be deemed to confer rights on any other person or entity.

(9)Guarantor consents that Tenant shall hereafter have full authority and be duly empowered to accept service of process on behalf of Guarantor in connection with the enforcement of this Guaranty, and Guarantor hereby appoints Tenant as its agent for purposes of acceptance of service of process in connection with the enforcement of this Guaranty, so long as a copy of any such legal proceeding served upon Guarantor through Tenant is promptly furnished to Guarantor by an international courier service at the following address: 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland.

(10)Guarantor shall pay to Landlord all of Landlord's reasonable expenses, including, without limitation, reasonable third party out of pocket attorneys' fees and disbursements, in enforcing this Lease Guaranty following an event of default by Tenant under the Lease, beyond any applicable notice and cure periods.

[SIGNATURE PAGE TO FOLLOW]

Dated: _______________, 2019

Witness:Amarin Corporation plc,

A company organized under the laws of England and Wales

By: __________________________

Name:	Name:

Title:

Schedule 2.05

EXISTING TENANTS WITH ROFO RIGHTS

•	MOLEX, LLC (assignee)
•	KRAMER LABORATORIES, INC.